As filed with the Securities and Exchange Commission on August 28, 2014
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
PIONEER ENERGY SERVICES CORP.*
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	74-2088619 (I.R.S. Employer Identification No.)

1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
(855) 884-0575 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Carlos R. Peña
Senior Vice President, General Counsel, Secretary and Compliance Officer
Pioneer Energy Services
1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209
(855) 884-0575
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Daryl L. Lansdale, Jr.
Fulbright & Jaworski LLP
300 Convent Street, Suite 2100
San Antonio, TX 78205
(210) 270-9367
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

*Includes certain subsidiaries of Pioneer Energy Services Corp. identified on the following page.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
6.125% Senior Notes due March 2022	$300,000,000	100%	$300,000,000	$38,640
Guarantees of 6.125% Senior Notes due 2022 (2)	(3)	(3)	(3)	None (4)

(1) Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2) Pioneer Drilling Services, Ltd., Pioneer Production Services, Inc., Pioneer Global Holdings, Inc., Pioneer Well Services, LLC, Pioneer Wireline Services Holdings, Inc., Pioneer Wireline Services, LLC, Pioneer Fishing & Rental Services, LLC, and Pioneer Coiled Tubing Services, LLC will guarantee the notes being registered.
(3) No separate consideration will be received for the guarantees.
(4) Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant Guarantor (1)	State or Other Jurisdiction of Incorporation or Formation	IRS Employer Identification Number	Primary Industrial Classification Code
Pioneer Drilling Services, Ltd.	Texas	74-2982497	1381
Pioneer Production Services, Inc.	Delaware	26-2031361	1389
Pioneer Global Holdings, Inc.	Delaware	37-1544707	1381
Pioneer Well Services, LLC	Delaware	05-0607572	1389
Pioneer Wireline Services Holdings, Inc.	Delaware	87-0796455	1389
Pioneer Wireline Services, LLC	Delaware	43-2092205	1389
Pioneer Fishing & Rental Services, LLC	Delaware	04-3814399	1389
Pioneer Coiled Tubing Services, LLC	Louisiana	26-3216232	1389

(1) The address for each Registrant Guarantor is 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, and the telephone number for each Registrant Guarantor is (855) 884-0575.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 28, 2014

PROSPECTUS
PIONEER ENERGY SERVICES

Offer to Exchange
Up To $300,000,000 of
6.125% Senior Notes due 2022
That Have Not Been Registered Under The Securities Act of 1933 For Up To $300,000,000 of
6.125% Senior Notes due 2022
That Have Been Registered Under The Securities Act of 1933
________________________________
Terms of the New 6.125% Senior Notes due 2022 Offered in the Exchange Offer:

•
The terms of the new notes are identical to the terms of the old notes that were issued on March 18, 2014, except that the new notes will be registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange all of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933 and are freely tradable.

•	We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

•	Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

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Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2014

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

In this prospectus, “we,” “us,” “our,” the “Company,” and “Pioneer” refer to Pioneer Energy Services Corp. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.
This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of old notes upon written or oral request made to Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, Attn: Secretary, (855) 884-0575. To obtain timely delivery of any requested information, holders of old notes must make any request no later than five business days prior to the expiration of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
The information in this prospectus, including information in documents incorporated by reference, includes “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact included or incorporated by reference in this prospectus, regarding projections and estimates concerning the timing and success of future projects, possible acquisitions, our strategy, future operations, anticipated capital spending, financial position, estimated revenues and losses, projected costs, future backlog, prospects, plans and objectives of management are forward looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “predict,” “plan,” “seek,” “will,” “should,” “goal” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words. These forward looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus, and the risk factors and other cautionary statements described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference in this prospectus.
These forward looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially from our expectations. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	decisions about exploration and development projects to be made by oil and gas exploration and production companies;

•	economic cycles and their impact on capital markets and liquidity;

•	the continued demand for drilling services or production services in the geographic areas where we operate;

•	the highly competitive nature of our business;

•	our future financial performance, including availability, terms and deployment of capital;

•	future compliance with covenants under our senior secured revolving credit facility and our senior notes;

•	the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry;

•	changes in technology and improvements in our competitors' equipment;

•	the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components;

•	the continued availability of qualified personnel;

•	the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions;

•	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment; and

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other factors discussed under “Risk Factors” in Item 1A of our Annual Reports on Form 10-K and any updates to those risk factors included in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Because such statements are subject to risks, contingencies and uncertainties, actual results may differ materially from those expressed or implied by the forward looking statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

i

PROSPECTUS SUMMARY
This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 12 of this prospectus, the other cautionary statements described in this prospectus, and the risk factors and other cautionary statements, including those described under the heading “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2013, each of which is incorporated by reference in this prospectus, and, to the extent applicable, any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, certain statements include forward looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward Looking Statements.”
Overview of Pioneer Energy Services
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment. Our company was incorporated in 1979 as the successor to a business that had been operating since 1968. We believe we provide best in class drilling and production services with a current fleet of 62 drilling rigs, 112 well service rigs, 121 wireline units, 15 coiled tubing units and a diverse fishing and rental tool service offering. We conduct our operations in many of the most attractive producing basins in the United States, including shale plays which are characterized by complex and technically demanding drilling. Since announcing our international expansion effort in 2007, we have placed eight drilling rigs in Colombia.
Business Segments
We currently conduct our operations through two operating segments: our Drilling Services Segment and our Production Services Segment. For the twelve months ended December 31, 2013, Drilling Services accounted for 55% and Production Services accounted for 45% of our consolidated revenues. For the six months ended June 30, 2014, Drilling Services accounted for approximately 49% and Production Services accounted for 51% of our consolidated revenues.
Drilling Services Segment—Our Drilling Services Segment provides contract land drilling services to a diverse group of oil and gas exploration and production companies with its fleet of 62 drilling rigs which are currently assigned to the following divisions:

Drilling Division	Rig Count
South Texas	14
West Texas	20
North Dakota	9
Utah	7
Appalachia	4
Colombia	8
62

As of June 30, 2014, 57 of our 62 drilling rigs are earning revenues under drilling contracts, 43 of which are under term contracts, and we are actively marketing all of our idle drilling rigs. All eight of our drilling rigs in Colombia are currently under term contracts that extend through the end of 2014, seven of which are currently earning revenues with the remaining rig waiting on the well site location to be prepared by our client. We are also currently constructing three new-build 1,500 HP AC drilling rigs which we expect to deliver and begin operating under long-term drilling contracts in the second and third quarters of 2015.
In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. We obtain our contracts for drilling oil and natural gas wells either through competitive bidding or through direct negotiations with existing or potential clients. Our drilling contracts generally provide for compensation on either a daywork, turnkey or footage basis. Contract terms generally depend on the complexity and risk of operations, the on-site drilling conditions, the type of equipment used, and the anticipated duration of the work to be performed.

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Production Services Segment—Our Production Services Segment provides a range of services to exploration and production companies, including well servicing, wireline services, coiled tubing services, and fishing and rental services. Our production services operations are concentrated in the major United States onshore oil and gas producing regions in the Mid-Continent and Rocky Mountain states and in the Gulf Coast, both onshore and offshore. We provide our services to a diverse group of oil and gas exploration and production companies. The primary production services we offer are the following:

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Well Servicing. A range of services are required in order to establish production in newly-drilled wells and to maintain production over the useful lives of active wells. We use our well servicing rig fleet to provide these necessary services, including the completion of newly-drilled wells, maintenance and workover of active wells, and plugging and abandonment of wells at the end of their useful lives. As of June 30, 2014, we operate one hundred two 550 horsepower rigs and ten 600 horsepower rigs through 11 locations, mostly in the Gulf Coast and ArkLaTex regions, though we also have 14 rigs in North Dakota.

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Wireline Services. In order for oil and gas exploration and production companies to better understand the reservoirs they are drilling or producing, they require logging services to accurately characterize reservoir rocks and fluids. To complete a well, the production casing must be perforated to establish a flow path between the reservoir and the wellbore. We use our fleet of wireline units to provide these important logging and perforating services. We provide both open and cased-hole logging services, including the latest pulsed-neutron technology. In addition, we provide services which allow oil and gas exploration and production companies to evaluate the integrity of wellbore casing, recover pipe, or install bridge plugs. As of June 30, 2014, we operate a fleet of 121 wireline units through 25 locations in the Gulf Coast, Mid-Continent and Rocky Mountain states.

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Coiled Tubing Services. Coiled tubing is an important element of the well servicing industry that allows operators to continue production during service operations without shutting in the well, thereby reducing the risk of formation damage. Coiled tubing services involve the use of a continuous metal pipe spooled on a large reel for oil and natural gas well applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, formation stimulation utilizing acid, chemical treatments and fracturing. Coiled tubing is also used for a number of horizontal well applications such as milling temporary plugs between frac stages. As of June 30, 2014, our coiled tubing business consists of ten onshore and four offshore coiled tubing units which are currently deployed through three locations in Texas and Louisiana.

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Fishing and Rental Services. During drilling operations, oil and gas exploration and production companies frequently rent unique equipment such as power swivels, foam circulating units, blow-out preventers, air drilling equipment, pumps, tanks, pipe, tubing and fishing tools. We provide rental services out of three locations in Texas and Oklahoma. As of June 30, 2014 our fishing and rental tools have a gross book value of $17.4 million.

Competitive Strengths
Our competitive strengths include:

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One of the Leading Providers in the Most Attractive Regions. Our 62 drilling rigs operate in many of the most attractive producing regions in the Americas, including the Bakken, Marcellus and Eagle Ford shales, and Permian and Uintah Basins, as well as Colombia. Our drilling rigs are located in six divisions throughout the United States and Colombia, diversifying our geographic exposure and limiting the impact of any regional slowdown. We believe the varied capabilities of our drilling rigs make them well suited to these areas where the optimal rig configuration is dictated by local geology and market conditions.

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High Quality Assets. We have purchased 40 new-build drilling rigs since 2001, ten of which are new-build AC drilling rigs which we constructed during 2011 to 2013. Approximately 74% of our drilling rigs are capable of drilling horizontal wells and the majority of these rigs are also equipped with either a walking or skidding system for pad drilling. Approximately 74% of our production services assets have been built since 2007, and all of our well servicing rigs have at least 550 horsepower. We believe that our modern and well maintained fleet allows us to realize higher contract and utilization rates because we are able to offer our clients equipment that is more reliable and requires less downtime than older equipment.

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Provide Services Throughout the Well Life Cycle. By offering our clients both drilling and production services, we capture revenue throughout the life cycle of a well and diversify our business. Our Drilling Services Segment performs work prior to initial production, and our Production Services Segment provides services such as logging, completion, perforation, workover and maintenance throughout the productive life of a well. We also provide certain end-of-well-life activities such as plugging and abandonment. Drilling and production services activity have historically exhibited different degrees of demand fluctuation, and we believe the diversity of our services reduces our exposure to decreases in demand for any single service activity. Further, the diversity of our service offerings enables us to cross-sell our services, benefiting our clients, allowing us to generate more business from existing clients and increasing our profits as we expand our services within existing markets.

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Excellent Safety Record. Our safety program called “LiveSafe” focuses on creating an environment where everyone is committed to and recognizes the possibility of always working without incident or injury. We believe that by building strong relationships among our people we can achieve an excellent safety record. Our excellent safety record and reputation are critical to winning new business and expanding our relationships with existing clients. Our commitment to safety helps us to keep our employees safe and reduces our business risk.

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Experienced Management Team. We believe that important competitive factors in establishing and maintaining long-term client relationships include having an experienced and skilled management team and maintaining employee continuity. Our CEO, Wm. Stacy Locke, joined Pioneer in 1995 as President and has 35 years of industry experience. Our two segment presidents, F.C. “Red” West and Joe Eustace, have 85 years of combined oilfield services experience. Our management team has operated through numerous oilfield services cycles and provides us with valuable long-term experience and a detailed understanding of client requirements. We also seek to maximize employee continuity and minimize employee turnover by maintaining modern equipment, a strong safety record, ongoing growth and competitive compensation. We have devoted, and will continue to devote, substantial resources to our employee safety and training programs and maintaining low employee turnover.

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Longstanding and Diversified Clients. We maintain long-standing, high quality client relationships with a diverse group of large independent oil and gas exploration and production companies including Whiting Petroleum Corporation, which accounted for approximately 13% of our 2013 consolidated revenues, Apache Corporation, Hess Corporation, Pioneer Natural Resources and Continental Resources. We also maintain a good relationship with Ecopetrol, which accounted for approximately 11% of our 2013 consolidated revenues. We believe our relationships with our clients are excellent and offer numerous opportunities for future growth.

Our Strategy
In past years, our strategy was to become a premier land drilling and production services company through steady and disciplined growth. We executed this strategy by acquiring and building a high quality drilling rig fleet and production services business which we operate in the most attractive drilling markets throughout the United States and in Colombia. Our long-term strategy is to maintain and leverage our position as a leading land drilling and production services company, continue to expand our relationships with existing clients, expand our client base in the areas where we currently operate and further enhance our geographic diversification through selective expansion. The key elements of this long-term strategy are focused on our:

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Competitive Position in the Most Attractive Domestic Markets. Shale plays and non-shale oil or liquid rich environments are increasingly important to domestic hydrocarbon production and not all drilling rigs are capable of successfully drilling in these unconventional opportunities. We are currently operating in unconventional areas in the Bakken, Marcellus and Eagle Ford shales and Permian and Uintah Basins. All of the ten drilling rigs we recently constructed are currently operating in domestic shale and unconventional plays and our three new-build drilling rigs will be deployed to these regions as well. Additionally, in recent years, we have added significant capacity to our production services fleets, which we believe are well positioned to capitalize on increased shale development.

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Exposure to Oil and Liquids Rich Natural Gas Drilling Activity. We believe that our flexible drilling and production services fleets allow us to pursue varied opportunities, enabling us to focus on a favorable mix of natural gas, oil and liquids rich natural gas activity. In recent years, we have intentionally increased our exposure to oil-related activities by redeploying certain of our assets into predominately oil-producing regions and we continue to actively seek contracts with oil-focused producers. As of June 30, 2014, approximately 98% of our working drilling rigs and 82% of our production services assets are operating on wells that are targeting or producing oil or liquids rich natural gas.

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International Presence. In 2007, we began operating in Colombia after a comprehensive review of international opportunities wherein we determined that Colombia offered an attractive mix of favorable business conditions, political stability, and a long-term commitment to expanding national oil and gas production. All eight of our drilling rigs in Colombia are currently under term contracts that extend through the end of 2014, seven of which are currently earning revenues with the remaining rig waiting on the well site location to be prepared by our client.

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Growth Through Select Capital Deployment. We have historically invested in the growth of our business by strategically upgrading our existing assets, selectively engaging in new-build opportunities, and through selective acquisitions. We have continued to make significant investments in the growth of our business over the past several years. For example, on December 31, 2011, we acquired a coiled tubing services business to expand our existing production services offerings. We have also added significant capacity to our other production services fleets through the addition of 58 wireline units and 38 well servicing rigs since the beginning of 2010 with more unit additions planned for the remainder of 2014 and 2015. From 2011 to early 2013, we constructed ten new-build AC drilling rigs, all of which are currently operating in domestic shale or unconventional plays, and we are currently building three more rigs which we expect to deliver and begin operating under long-term drilling contracts in the second and third quarters of 2015.

We are currently planning for and executing organic growth through select fleet additions, but this growth will be balanced with our plans for modest debt reduction. We believe this near-term strategy will position us to take advantage of future business opportunities and continue our long-term growth strategy. Management efforts are also focused on stringent cost control measures, the evaluation of nonstrategic or under-performing assets for potential liquidation and continued emphasis on the execution and performance of our core businesses.
Corporate Offices
Our principal executive offices are located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, and our telephone number at that address is (855) 884-0575. Our Website address is www.pioneeres.com. The information on our Website is not incorporated by reference into and does not constitute a part of this prospectus.

Risk Factors
Investing in the notes involves substantial risks. You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 12 of this prospectus and those risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2013, and, to the extent applicable, any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
Guarantor and Non-Guarantor Financial Information
The notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by our existing domestic subsidiaries, except for Pioneer Services Holdings, LLC. The subsidiaries that generally operate our non-U.S. business concentrated in Colombia do not guarantee the notes. The non-guarantor subsidiaries do not have any payment obligations under the notes, the guarantees or the indenture. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, such non-guarantor subsidiary will pay the holders of its debt and other liabilities, including its trade creditors, before it will be able to distribute any of its assets to us. In the future, any non-U.S. subsidiaries, immaterial subsidiaries and subsidiaries that we designate as unrestricted subsidiaries under the indenture will not guarantee the notes. As of the date of this prospectus, there were no restrictions on the ability of subsidiary guarantors to transfer funds to the parent company.
As a result of the guarantee arrangements, we provide supplemental guarantor financial information pursuant to Rule 3-10 of Regulation S-X of the issuer, the guarantor subsidiaries and the non-guarantor subsidiaries. The supplemental guarantor financial information is provided in Note 14 to our Annual Report on Form 10-K for the year ended December 31, 2013 and in Note 8 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference herein.

Corporate Structure

We provide below a simplified chart that illustrates our corporate structure. For more detailed financial information regarding the non-guarantor subsidiaries of the Company, see “Guarantor/Non-Guarantor Condensed Consolidated Financial Statements” in Note 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Note 8 to our Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference herein.

(1)
The Company’s well services, wireline services, coil tubing services and fishing and rental business are conducted by Pioneer Well Services, LLC, Pioneer Wireline Services Holdings, Inc., Pioneer Wireline Services, LLC, Pioneer Coiled Tubing Services, LLC, and Pioneer Fishing & Rental Services, LLC.

(2)
The Company’s non-U.S. drilling business is conducted by subsidiaries of Pioneer Global Holdings, Inc., which are Pioneer Services Holdings, LLC, Pioneer Latina Group SDAD, Ltda., PDC Holdings de Mexico, S. de R.L. de C.V., Pioneer de Colombia SDAD, Ltda., PDC Logistics de Mexico, S. de R.L. de C.V., PDC Drilling Mexicana, S. de R.L. de C.V., Pioneer de Colombia SDAD, Ltda., and Proveedora Internacional de Taladros S.A.S.

Exchange Offer
On March 18, 2014, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 365 days after the date we issued the old notes.

Exchange Offer
We are offering to exchange new notes for old notes. The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture that govern the old notes. Because the new notes will be registered, they will not be subject to transfer restrictions and will not have registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, which we call the expiration date, unless we decide to extend it.
Condition to the Exchange Offer
The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes
To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC,” for tendering notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, which we call “ATOP,” and (ii) DTC confirms that:
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DTC has received your instructions to exchange your old notes, and
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you agree to be bound by the terms of the letter of transmittal.
For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering,” and “Description of Notes—Book-Entry, Delivery and Form.”

Withdrawal of Tenders
You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes
If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”
Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.
Consequences of Failure to Exchange Old Notes
If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933 except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

Material United States Federal Income Tax Consequences
The exchange of new notes for old notes in the exchange offer will not be a taxable event for United States federal income tax purposes. Please read “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Exchange Agent
We have appointed Wells Fargo Bank, National Association, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent by mail: Wells Fargo Bank, National Association, MAC N9303-121, P.O. Box 1517, Minneapolis, MN 55480; overnight delivery: Wells Fargo Bank, NA, MAC N9303-121, 6th & Marquette Avenue, Minneapolis, MN 55479; or hand delivery: Wells Fargo Bank, NA, MAC N9303-121, 608 2nd Avenue S, Northstar East Bldg., 12th Floor, Minneapolis, MN. Eligible institutions may make requests by facsimile at 612-667-6282 and may confirm facsimile delivery by calling 800-344-5128.

Terms of the New Notes
The new notes will be identical to the old notes except that the new notes are registered under the Securities Act of 1933 and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.
The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Pioneer Energy Services Corp.
Securities Offered	$300 million aggregate principal amount of 6.125% Senior Notes due 2022.
Maturity	March 15, 2022
Interest Payment Dates
Interest on the new notes will be paid semi-annually in arrears on March 15 and September 15 of each year commencing on September 15, 2014. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note tendered in exchange thereof, or, if no interest has been paid on the old note, interest on the new note will accrue from March 18, 2014

Guarantees
The payment of the principal, premium, if any, and interest on the new notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our existing domestic subsidiaries and by certain of our future domestic subsidiaries. The guarantees will rank equally in right of payment with all such subsidiaries’ existing and future senior indebtedness and senior in right of payment to any such subsidiaries’ future subordinated indebtedness. The guarantees will be effectively junior in right of payment to all such subsidiaries’ existing and future secured indebtedness and other secured liabilities, including their respective guarantee of obligations outstanding under our senior secured revolving credit facility, to the extent of the value of the assets securing such indebtedness and other liabilities. See “Description of Notes-Brief Description of the Notes and the Guarantees-The Guarantees.”

Not all of our subsidiaries will guarantee the new notes. The nonguarantor subsidiaries will not have any payment obligations under the new notes, the guarantees, the indenture or the registration rights agreement. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, such non-guarantor subsidiary will pay the holders of its debt and other liabilities, including its trade creditors, before it will be able to distribute any of its assets to us. As of December 31, 2013, the non-guarantor subsidiaries collectively owned approximately 10.7% of our consolidated total assets and held approximately $1.1 million of cash and cash equivalents. For the year ended December 31, 2013, the non-guarantor subsidiaries had revenues of approximately $115.6 million and income from operations of approximately $13.1 million. As of June 30, 2014, the non-guarantor subsidiaries collectively owned approximately 11.2% of our consolidated total assets and held approximately $3.2 million of cash and cash equivalents. For the six months ended June 30, 2014, the non-guarantor subsidiaries had revenues of approximately $47.7 million and income from operations of approximately $5.0 million. See “Guarantor/Non-Guarantor Condensed Consolidated Financial Statements” in Note 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Note 8 to our Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference herein.

Ranking
The new notes will be our senior unsecured obligations. The new notes will:

• rank equally in right of payment with all of our existing and future senior indebtedness, including obligations under our senior secured revolving credit facility and our existing 9 7⁄8% Senior Notes due 2018, which we refer to as the existing notes;

• rank senior in right of payment to any of our future subordinated indebtedness; and

• effectively rank junior in right of payment to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to all of our and any subsidiaries’ existing and future secured indebtedness and other secured liabilities, including obligations under our senior secured revolving credit facility, to the extent of the value of the assets securing such indebtedness and other liabilities.

Optional Redemption
We will have the option to redeem the new notes, in whole or in part, at any time on or after March 15, 2017, in each case at the redemption prices described in this prospectus under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Prior to March 15, 2017, we may redeem the new notes, in whole or in part, at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to March 15, 2017, we may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the new notes at a redemption price of 106.125% of the principal amount, plus any accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings, if at least 65% of the aggregate principal amount of the new notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 120 days of the closing of the equity offering. See “Description of Notes—Optional Redemption.”

Mandatory Offers to Purchase
Upon the occurrence of a change of control, holders of the new notes will have the right to require us to purchase all or a portion of the new notes at a price equal to 101% of the principal amount of each new note, together with any accrued and unpaid interest to the date of purchase. Under certain circumstances in connection with asset dispositions, we will be required to use the excess proceeds of asset dispositions to make an offer to purchase the new notes at a price equal to 100% of the principal amount of each new note, together with any accrued and unpaid interest to the date of purchase.

Certain Covenants
We will issue the new notes under an indenture, dated March 18, 2014, with Wells Fargo Bank, National Association, as trustee, or the “indenture.” The indenture, among other things, restricts our and our restricted subsidiaries’ ability to:

• pay dividends on stock, repurchase stock or redeem subordinated debt or make other restricted payments and investments;

• incur, assume or guarantee additional indebtedness or issue preferred or disqualified stock;

• create liens on our assets;

• enter into sale and leaseback transactions;

• sell or transfer assets;

• restrict dividends, loans or other asset transfers from our restricted subsidiaries to us;

• consolidate with or merge with or into, or sell all or substantially all of our properties to, another person;

• enter into transactions with affiliates; and

• enter into new lines of business.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

If the new notes receive an investment grade rating by Standard & Poor’s or Moody’s Investors Service and we and our subsidiaries are not in default under the indenture governing the new notes, we and our subsidiaries will not be required to comply with certain covenants contained in the indenture. See “Description of Notes—Certain Covenants—Termination of Covenants.”

Transfer Restrictions	The new notes generally will be freely transferable. The new notes will not be listed on any securities exchange or any automated dealer quotation system.
Risk Factors	Investing in the new notes involves risks. See “Risk Factors” for a discussion of certain factors you should consider in evaluating an investment in the new notes.

RISK FACTORS
You should carefully consider the information included or incorporated by reference in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward Looking Statements,” and the following risks before deciding to participate in the exchange offer. In addition, you should read the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference in this prospectus and, to the extent applicable, any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows, and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, and, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, and results of operations.
Risks Related to the Exchange Offer
If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.
We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.
If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. Following completion of the exchange offer, we do not plan to register old notes under the Securities Act of 1933 unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.
You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.
If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.
Risks Relating to the Notes
The agreements governing our debt will limit our operating and financial flexibility.
As of June 30, 2014, we had approximately $494.1 million of indebtedness outstanding and the ability to incur additional indebtedness under the indenture, including under the fixed charge coverage ratio and permitted debt baskets, and borrowing availability of approximately $166.0 million under our senior secured revolving credit facility, in each case, as permitted thereunder. Our level of indebtedness, and the covenants contained in the agreements governing our debt, could have important consequences, including:

•	impairing our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

•
limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness;

•
making us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make principal and interest payments on our indebtedness, making it more difficult to react to changes in our business and industry and market conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to obtain additional financing that may be necessary to operate or expand our business;

•	putting us at a competitive disadvantage to competitors that have less debt; and

•	increasing our vulnerability to rising interest rates regarding our floating rate debt.
The agreement governing our senior secured revolving credit facility and the indenture governing the notes impose operating and financial restrictions on our activities. These restrictions limit or will limit our ability to take various actions, such as:

•	paying dividends on stock, repurchasing stock, redeeming subordinated debt or making other restricted payments and investments;

•	incurring, assuming or guaranteeing additional indebtedness or issuing preferred or disqualified stock;

•	creating liens on our assets;

•	making acquisitions or investments;

•	entering into sale and leaseback transactions;

•	selling or transferring assets;

•	restricting dividends, loans or other asset transfers from our restricted subsidiaries to us;

•	consolidating with, or merging with or into, or selling all or substantially all of our properties to, another person;

•	entering into transactions with affiliates;

•	entering into new lines of business; and
•making capital expenditures.
In addition, our senior secured revolving credit facility requires us to maintain certain financial ratios and to satisfy certain financial condition tests, several of which become more restrictive over time, which may require us to reduce our debt or take some other action in order to comply. Our ability to satisfy required financial ratios and tests and comply with other covenants can be affected by events beyond our control, including prevailing economic, financial and industry conditions, among other things. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. These covenants may also prevent us from taking advantage of business opportunities that may arise.

Our failure to comply with the restrictions and covenants in our senior secured revolving credit facility, the indenture and the existing indenture for our remaining 9 ⅞ Senior Notes due 2018, which we refer to collectively as the indentures, and future debt agreements could cause a default under the terms of these agreements. If we are in default under the terms of any agreements governing such indebtedness:

•
the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, which would likely cause a cross-default or cross-acceleration under the indentures and any other debt agreements;

•
the lenders under our senior secured revolving credit facility could elect to terminate their commitments thereunder, cease making further loans, which would negatively affect our access to liquidity, and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.
If the holders of our debt declare it to be immediately due and payable, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be available on terms that are acceptable to us. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a downturn in our business or the economy in general, or otherwise conduct necessary business activities.
We may not be able to generate sufficient cash to fund our operations and service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations, and to fund our business, will depend on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities or raise additional debt or equity capital sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or to fund our other liquidity needs.
If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness and other liquidity needs, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying acquisitions or capital investments, such as refurbishments of our rigs and related equipment; and/or

•	seeking to raise additional capital.
However, we may be unable to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, and any such alternative financing plans might be insufficient to allow us to meet our debt service obligations and other liquidity needs. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at such time, among other things. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis or to satisfy our liquidity needs would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. The terms of existing or future debt instruments and the indentures may restrict us from adopting some of these alternatives. Any of the foregoing consequences could materially and adversely affect our business, financial condition, results of operations and prospects.

Despite our substantial debt, we and our subsidiaries may still be able to incur significantly more debt. This could further exacerbate the risks associated with our existing debt.
We and our subsidiaries can incur additional debt in the future. The terms of the indentures and our senior secured revolving credit facility allow us to incur substantial amounts of additional debt, subject to certain limitations. If additional debt is added to our current debt levels, the related risks we face would be magnified. As of June 30, 2014, we had the ability, subject to satisfying certain specified conditions, to incur additional indebtedness under the indentures, including under the fixed charge coverage ratio and permitted debt baskets, and borrowing availability of approximately $166.0 million of additional indebtedness under our senior secured revolving credit facility, in each case, as permitted thereunder.
We have a holding company structure in which our subsidiaries conduct our operations and own our assets. Therefore, we are dependent upon distributions from our subsidiaries to meet our debt service obligations.
Pioneer Energy Services Corp. is a holding company with no direct operations. We conduct all of our operations through our U.S. and non-U.S. subsidiaries, which own all of our operating assets. As a result, our ability to meet our debt service obligations is dependent on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be legally restricted by, among other things, any indebtedness of our subsidiaries, foreign currency controls, applicable state limited liability company and corporate laws and other applicable U.S. and non-U.S. laws and regulations. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, foreign currency controls, and other applicable U.S. and non-U.S. laws will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, or to repurchase the notes upon a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.
The notes are effectively subordinated to the current and future debt and other liabilities of our subsidiaries that do not guarantee the notes and to our and our guarantors’ secured debt.
The notes are effectively subordinated to the current and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes and to the current and future secured debt of us and our subsidiaries.
Our foreign subsidiaries and one of our domestic subsidiaries (which do not guarantee our senior secured revolving credit facility) will not guarantee the notes. As of December 31, 2013, PDC Holdings de Mexico, S. de R.L. de C.V., a Mexican company, PDC Logistics de Mexico S. de R.L de C.V., a Mexican company, PDC Drilling Mexicana, S. de R.L. de C.V., a Mexican company, Pioneer Latina Group SDAD, Ltda., a Panamanian corporation, Pioneer de Colombia SDAD, Ltda., a Panamanian corporation, Proveedora Internacional de Taladros S.A.S., a Colombian company and Pioneer Services Holdings, LLC, a Delaware limited liability company, which we refer to as the “Excluded Subsidiaries,” had assets representing approximately 10.7% of our consolidated total assets and held approximately $1.1 million of cash and cash equivalents. For the year ended December 31, 2013, the Excluded Subsidiaries had revenues of approximately $115.6 million and income from operations of approximately $13.1 million. As of June 30, 2014, the Excluded Subsidiaries had assets representing approximately 11.2% of our consolidated total assets and held approximately $3.2 million of cash and cash equivalents. For the quarter ended June 30, 2014, the Excluded Subsidiaries had revenues of approximately $47.7 million and income from operations of approximately $5.0 million. All of our foreign subsidiaries and any domestic subsidiaries that we designate as unrestricted subsidiaries do not and will not be required to guarantee the existing notes and new notes. As a result, if any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of the debt and other liabilities, including trade credit, of such non-guarantor subsidiary will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any guarantors of the notes. Consequently, your claims in respect of the new notes will be effectively subordinated to all of the liabilities of any of our subsidiaries that is not a guarantor. In addition, the indentures, subject to certain limitations, permit our non-guarantor subsidiaries to incur additional indebtedness, including secured debt and liens, and do not contain any limitation on the amount of other liabilities that these subsidiaries may have.

The new notes, and each guarantee of the new notes, will be unsecured and therefore will be effectively subordinated to our secured debt and our subsidiary guarantors’ secured debt to the extent of the assets securing such debt. As of June 30, 2014, we had $70.0 million secured debt outstanding and the ability to incur additional secured indebtedness under the indentures, including under the fixed charge coverage ratio and permitted debt and lien baskets, and borrowing availability of approximately $166.0 million under our senior secured revolving credit facility, in each case, as permitted thereunder. Each of the subsidiary guarantors has also guaranteed our obligations under our senior secured revolving credit facility and has granted the lenders thereunder a security interest in its assets to secure its guarantee. As a result, if we or a subsidiary guarantor is declared bankrupt, becomes insolvent, liquidates, reorganizes or otherwise winds up, holders of any secured debt of ours or the subsidiary guarantor will be entitled to payment of their claims from our assets or the assets of the guarantor, as applicable, before any of those assets are made available to us or any guarantors of the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that do not rank junior to the notes, including all of our other general creditors and the holders of our secured debt to the extent such debt is not satisfied with the proceeds of the collateral therefor, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

We may not be able to repurchase the notes upon a change of control or in connection with an asset sale as required by the indentures.
Under the terms of both the indenture, dated as of March 11, 2010, under which we issued the existing notes, which we refer to as the existing indenture, and the indenture, dated as of March 18, 2014, holders of either the existing notes or the new notes may require us to repurchase all or a portion of their notes at a price of 101% of their principal amount in the event of a change of control. Our ability to repurchase such notes upon such change of control will be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. Our senior secured revolving credit facility prohibits, and any future credit agreements or other debt agreements to which we become a party may prohibit, us from repurchasing or redeeming the new notes. Additionally, a “change of control” is an event of default under the senior secured revolving credit facility that would permit the lenders to accelerate the debt outstanding under such facility. Upon a change of control, we may be required to immediately repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior secured revolving credit facility, our existing notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds available upon a change of control to fund any required repurchases of the existing notes and/or the new notes and the repayment of our other outstanding indebtedness. If we did not have sufficient funds to repurchase all outstanding indebtedness, we would be required to pay amounts outstanding under the senior secured revolving credit facility and any other secured debt before we could repurchase the notes.
The term “change of control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford the holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
In addition, the definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of the properties or assets of the Company and its subsidiaries, taken as a whole. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of our Company, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.

Additionally, under certain circumstances we will be required to repurchase the notes from the excess proceeds of an asset sale, which could cause a default under our senior secured revolving credit facility if we are then prohibited by the terms thereof from making the asset sale offer under the indentures. In that event, we could seek the consent of the lenders under our senior secured revolving credit facility to the purchase of the new notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute an event of default under the existing indenture and/or indenture, as applicable, which would, in turn, likely constitute a default under our other indebtedness, including our senior secured revolving credit facility. Upon any such default, the lenders may declare any outstanding obligations under our senior secured revolving credit facility immediately due and payable, which could lead, in turn, to risks of cross-acceleration, cross-default and foreclosure. If such debt repayment were accelerated, we may not have sufficient funds to repurchase the notes and repay the debt. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.
The guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.
Certain of our existing domestic subsidiaries are the initial subsidiary guarantors of the notes. In addition, certain of our future domestic subsidiaries may be required to guarantee the notes. A court could subordinate any guarantees of the notes to all other obligations of the subsidiary guarantor, or void the subsidiary guarantees, under various fraudulent conveyance or fraudulent transfer laws. Generally, to the extent that a U.S. court was to find that at the time one of our subsidiaries entered into a subsidiary guarantee either:

•
the subsidiary incurred the guarantee with the intent to hinder, delay, or defraud any present or future creditor, or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary:

•	was insolvent or became insolvent as a result of issuing the subsidiary guarantee,

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, then the court could void or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations.

A legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus, among other things, on the benefits, if any, the subsidiary realized as a result of our issuing the notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable, and may be required to return to the guarantor or to a fund for the benefit of the creditors of the guarantor any funds already received from the guarantor.
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
Although the new notes will be registered under the Securities Act of 1933, the new notes will not be listed on any securities exchange.

We cannot assure you that an active market will exist for the new notes or that any such trading market will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our new notes may be adversely affected. The trading market and price for the new notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates and general economic conditions.
Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility.
Risks Relating to the Oil and Gas Industry
We derive all our revenues from companies in the oil and gas exploration and production industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.
As a provider of contract land drilling services and oil and gas production services, our business depends on the level of exploration and production activity in the geographic markets where we operate. The oil and gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and gas prices, and market expectations of potential changes in those prices, significantly affect the levels of those activities. Worldwide political, economic, and military events as well as natural disasters have contributed to oil and gas price volatility and are likely to continue to do so in the future. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and gas prices or otherwise, could materially and adversely affect us by negatively impacting:

•	our revenues, cash flows and profitability;

•	the fair market value of our drilling rig fleet and production services equipment;

•	our ability to maintain or increase our borrowing capacity;

•	our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

•	our ability to retain skilled rig personnel whom we would need in the event of an upturn in the demand for our services.
Depending on the market prices of oil and gas, oil and gas exploration and production companies may cancel or curtail their drilling programs and may lower production spending on existing wells, thereby reducing demand for our services. Many factors beyond our control affect oil and gas prices, including:

•	the cost of exploring for, producing and delivering oil and gas;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	the levels of oil and gas storage;

•	the ability of oil and gas exploration and production companies to raise capital;

•	economic conditions in the United States and elsewhere;

•	actions by the Organization of Petroleum Exporting Countries, which we refer to as OPEC;

•	political instability in the Middle East and other major oil and gas producing regions;

•	governmental regulations, both domestic and foreign;

•	domestic and foreign tax policy;

•	weather conditions in the United States and elsewhere;

•	the pace adopted by foreign governments for the exploration, development and production of their national reserves;

•	the price of foreign imports of oil and gas; and

•	the overall supply and demand for oil and gas.
Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. During late 2008 and continuing into late 2009, oil and natural gas prices fell significantly below the levels seen in mid-2008. While oil prices have generally recovered from the low levels in late 2008, natural gas prices have remained depressed. Future declines in and volatility in oil and gas prices could materially and adversely affect our business and financial results.
Risks Relating to Our Business
Reduced demand for or excess capacity of drilling services or production services could adversely affect our profitability.
Our profitability in the future will depend on many factors, but largely on pricing and utilization rates for our drilling and production services. A reduction in the demand for drilling rigs or an increase in the supply of drilling rigs, whether through new construction or refurbishment, could decrease the dayrates and utilization rates for our drilling services, which would adversely affect our revenues and profitability. An increase in supply of well servicing rigs, wireline units, coiled tubing units, and fishing and rental tools and equipment, without a corresponding increase in demand, could similarly decrease the pricing and utilization rates of our production services, which would adversely affect our revenues and profitability.
We operate in a highly competitive, fragmented industry in which price competition could reduce our profitability.
We encounter substantial competition from other drilling contractors and other oilfield service companies. Our primary market areas are highly fragmented and competitive. The fact that drilling and production services equipment are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry and may result in an oversupply of equipment in an area. Contract drilling companies and other oilfield service companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling or production services improves in a region where we operate, our competitors might respond by moving in suitable rigs and production services equipment from other regions. An influx of equipment from other regions could rapidly intensify competition, reduce profitability and make any improvement in demand for drilling or production services short-lived.
Most drilling services contracts and production services contracts are awarded on the basis of competitive bids, which also results in price competition. In addition to pricing and equipment availability, we believe the following factors are also important to our clients in determining which drilling services or production services provider to select:

•	the type and condition of each of the competing drilling rigs, well servicing rigs, wireline units and coiled tubing units;

•	the mobility and efficiency of the equipment;

•	the quality of service and experience of the crews;

•	the safety record of the company providing the services;

•	the offering of ancillary services; and

•	the ability to provide drilling and production services equipment adaptable to, and personnel familiar with, new technologies and drilling and production techniques.

While we must be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, our safety record, our ability to offer ancillary services, the experience of our crews and the quality of service we provide to differentiate us from our competitors. This strategy is less effective when lower demand for drilling and production services intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an oversupply of drilling rigs or production services equipment can cause greater price competition, which can reduce our profitability.
We face competition from many competitors with greater resources.
Some of our competitors have greater financial, technical and other resources than we do. Their greater capabilities in these areas may enable them to:

•	better withstand industry downturns;

•	compete more effectively on the basis of price and technology;

•	retain skilled personnel; and

•	build new rigs or acquire and refurbish existing rigs and place them into service more quickly than us in periods of high drilling demand.
Technological advancements and trends in our industry affect the demand for certain types of equipment.
Technological advancements and trends in our industry also affect the demand for certain types of equipment. During 2013, the demand for traditional drilling rigs in vertical markets has softened due to increased demand for drilling rigs that are able to drill horizontally. In addition, oil and gas exploration and production companies have increased the use of "pad drilling" in recent years whereby a series of horizontal wells are drilled in succession by a walking or skidding drilling rig at a single pad-site location. Pad drilling has improved the productivity of exploration and production activities which could reduce the demand for drilling rigs, particularly those that do not have the ability to walk or skid and to drill horizontal wells.
Although we take measures to ensure that we use advanced technologies for drilling and production services equipment, changes in technology or improvements in our competitors’ equipment could make our equipment less competitive or require significant capital investments to keep our equipment competitive, which could have an adverse effect on our financial condition and operating results.
Unexpected cost overruns on our turnkey drilling jobs and our footage contracts could adversely affect our financial position and our results of operations.
We have historically derived a portion of our revenues from turnkey drilling contracts, and we expect turnkey contracts will continue to represent a component of our future revenues. The occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey drilling contract, we agree to drill a well for our client to a specified depth and under specified conditions for a fixed price. We provide technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. We often subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, we do not receive progress payments and are paid by our client only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under a turnkey drilling contract is substantially greater than for a well drilled on a daywork basis because we must assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract, including the risks of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors’ services, supplies, cost escalations and personnel. Similar to our turnkey contracts, under a footage contract we assume most of the risks associated with drilling operations that the operator generally assumes under a daywork contract. In addition, since we are only paid by our clients after we have performed the terms of the drilling contract in full, our liquidity can be affected by the number of turnkey and footage contracts that we enter into.

Although we attempt to obtain insurance coverage to reduce certain of the risks inherent in our turnkey drilling operations, adequate coverage may be unavailable in the future and we might have to bear the full cost of such risks, which could have an adverse effect on our financial condition and results of operations.
Our operations involve operating hazards, which, if not insured or indemnified against, could adversely affect our results of operations and financial condition.
Our operations are subject to the many hazards inherent in the drilling and well servicing industries, including the risks of:

•	blowouts;

•	cratering;

•	fires and explosions;

•	loss of well control;

•	collapse of the borehole;

•	damaged or lost drilling equipment; and

•	damage or loss from natural disasters.
Any of these hazards can result in substantial liabilities or losses to us from, among other things:

•	suspension of operations;

•	damage to, or destruction of, our property and equipment and that of others;

•	personal injury and loss of life;

•	damage to producing or potentially productive oil and gas formations through which we drill; and

•	environmental damage.
We seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include, among other things, pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our clients. However, clients who provide contractual indemnification protection may not in all cases maintain adequate insurance or otherwise have the financial resources necessary to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a client to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.
We could be adversely affected if shortages of equipment, supplies or personnel occur.
From time to time there have been shortages of drilling and production services equipment and supplies during periods of high demand which we believe could recur. Shortages could result in increased prices for drilling and production services equipment or supplies that we may be unable to pass on to clients. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining drilling and production services equipment or supplies could limit drilling and production services operations and jeopardize our relations with clients. In addition, shortages of drilling and production services equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.
Our strategy of constructing drilling rigs during periods of peak demand requires that we maintain an adequate supply of drilling rig components to complete our rig building program. Our suppliers may be unable to continue providing us the needed drilling rig components if their manufacturing sources are unable to fulfill their commitments.

Our operations require the services of employees having the technical training and experience necessary to achieve the proper operational results. As a result, our operations depend, to a considerable extent, on the continuing availability of such personnel. Shortages of qualified personnel have occurred in our industry. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. The occurrence of either of these events for a significant period of time could have a material adverse effect on our financial condition and results of operations.
Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.
As a key component of our business strategy, we have pursued and intend to continue to pursue acquisitions of complementary assets and businesses. For example, since September 1999, we have significantly expanded our drilling rig fleet through acquisitions and through the construction of rigs from new and used components, and in March 2008, we acquired two production services businesses which significantly expanded our service offerings to include well servicing, wireline services and fishing and rental services. On December 31, 2011, we acquired the coiled tubing services business of Pioneer Coiled Tubing Services, LLC to complement our existing production services offerings.
Our acquisition strategy in general, and our recent acquisitions in particular, involve numerous inherent risks, including:

•	unanticipated costs and assumption of liabilities and exposure to unforeseen liabilities of acquired businesses, including environmental liabilities;

•	difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

•	limitations on our ability to properly assess and maintain an effective internal control environment over an acquired business in order to comply with applicable periodic reporting requirements;

•	potential losses of key employees and clients of the acquired businesses;

•	risks of entering markets in which we have limited prior experience; and

•	increases in our expenses and working capital requirements.
The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties that may require a disproportionate amount of management attention and financial and other resources. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.
In addition, we may not have sufficient capital resources to complete additional acquisitions. Historically, we have funded business acquisitions and the growth of our rig fleet through a combination of debt and equity financing. We may incur substantial additional indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity or convertible securities could be dilutive to our existing shareholders. Furthermore, we may not be able to obtain additional financing on satisfactory terms.
Even if we have access to the necessary capital, we may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms or successfully acquire identified targets.

Our international operations are subject to political, economic and other uncertainties not encountered in our domestic operations.
Our international operations are subject to political, economic and other uncertainties not generally encountered in our U.S. operations which include, among potential others:

•	risks of war, terrorism, civil unrest and kidnapping of employees;

•	employee strikes, work stoppages and other slowdowns;

•	expropriation, confiscation or nationalization of our assets;

•	renegotiation or nullification of contracts;

•	foreign taxation;

•	the inability to repatriate earnings or capital due to laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies;

•	changing political conditions and changing laws and policies affecting trade and investment;

•	concentration of clients;

•	regional economic downturns;

•	the overlap of different tax structures;

•	the burden of complying with multiple and potentially conflicting laws;

•	the risks associated with the assertion of foreign sovereignty over areas in which our operations are conducted;

•	the risks associated with any lack of compliance with the Foreign Corrupt Practices Act of 1977 ("FCPA") or other anti-corruption laws;

•	the risks associated with fluctuating currency values, hard currency shortages and controls of foreign currency exchange;

•	difficulty in collecting international accounts receivable; and

•	potentially longer payment cycles.
Our international operations are concentrated in Colombia and most of our drilling contracts are with one client, Ecopetrol. We believe our relationship with Ecopetrol is good; however, the loss of this large client could have an adverse effect on our business, financial condition and result of operations.
Additionally, we may be subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These regulations could adversely affect our ability to compete.
We are committed to doing business in accordance with applicable anti-corruption laws and our code of conduct and ethics. We are subject, however, to the risk that our employees and agents may take action determined to be in violation of anti-corruption laws, including the FCPA or other similar laws. Any violation of the FCPA or other applicable anti-corruption laws could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might materially adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Further, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We may sell a portion of our assets.
We periodically evaluate our asset base and may, as a result, consider the divestiture of one or more of those assets. Divestitures of assets have inherent risks, including the expense of selling the asset, the possibility that any anticipated sale will not occur, possible delays in closing any sale, the risk of lower-than-expected proceeds from the sale of the divested assets, unexpected costs associated with the separation of the assets to be sold and potential post-closing claims for indemnification. Expected cost savings, which are offset by revenue losses from divested assets, may also be difficult to achieve or maximize. Accordingly, any such divestiture could adversely affect our business, financial condition, results of operations and prospects.
Our operations are subject to various laws and governmental regulations that could restrict our future operations and increase our operating costs.
Many aspects of our operations are subject to various federal, state and local laws and governmental regulations, including laws and regulations governing:

•	environmental quality;

•	pollution control;

•	remediation of contamination;

•	preservation of natural resources;

•	transportation, and

•	worker safety.
Our operations are subject to stringent federal, state and local laws, rules and regulations governing the protection of the environment and human health and safety. Some of those laws, rules and regulations relate to the disposal of hazardous substances, oilfield waste and other waste materials and restrict the types, quantities and concentrations of those substances that can be released into the environment. Several of those laws also require removal and remedial action and other cleanup under certain circumstances, commonly regardless of fault. Our operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Planning, implementation and maintenance of protective measures are required to prevent accidental discharges. Spills of oil, natural gas liquids, drilling fluids and other substances may subject us to penalties and cleanup requirements. Handling, storage and disposal of both hazardous and non-hazardous wastes are also subject to these regulatory requirements. In addition, our operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for accidental discharges of oil, gas, drilling fluids, contaminated water or other substances, or for noncompliance with other aspects of applicable laws and regulations.
The federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the Safe Drinking Water Act, or SDWA, the federal Outer Continental Shelf Lands Act, the Occupational Safety and Health Act, or OSHA, and their state counterparts and similar statutes are the primary statutes that impose the requirements described above and provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements. The OSHA hazard communication standard, the Environmental Protection Agency “community right-to-know” regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. In addition, CERCLA, also known as the “Superfund” law, and similar state statutes impose strict liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered responsible for the release or threatened release of hazardous substances into the environment. These persons include the current owner or operator of a facility where a release has occurred, the owner or operator of a facility at the time a release occurred, and companies that disposed of or arranged for the disposal of hazardous substances found at a particular site. This liability may be joint and several. Such liability, which may be imposed for the conduct of others and for conditions others have caused, includes the cost of removal and remedial action as well as damages to natural resources. Few defenses exist to the liability imposed by environmental laws and regulations. It is also common for third parties to file claims for personal injury and property damage caused by substances released into the environment.
Environmental laws and regulations are complex and subject to frequent change. Failure to comply with governmental requirements or inadequate cooperation with governmental authorities could subject a responsible party to administrative, civil or criminal action. We may also be exposed to environmental or other liabilities originating from businesses and assets which we acquired from others. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination or regulatory noncompliance may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.
There are a variety of regulatory developments, proposals or requirements and legislative initiatives that have been introduced in the United States and international regions in which we operate that are focused on restricting the emission of carbon dioxide, methane and other greenhouse gases. Among these developments are the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol, which has been ratified in Colombia, which is a location where we provide drilling services), the Regional Greenhouse Gas Initiative or “RGGI” in the Northeastern United States, and the Western Regional Climate Action Initiative in the Western United States.
The U.S. Congress has from time to time considered legislation to reduce emissions of greenhouse gases, primarily through the development of greenhouse gas cap and trade programs. In addition, more than one-third of the states already have begun implementing legal measures to reduce emissions of greenhouse gases.
In 2007, the United States Supreme Court in Massachusetts, et al. v. EPA, held that carbon dioxide may be regulated as an “air pollutant” under the federal Clean Air Act. On December 7, 2009, the EPA responded to the Massachusetts, et al. v. EPA decision and issued a finding that the current and projected concentrations of greenhouse gases in the atmosphere threaten the public health and welfare of current and future generations, and that certain greenhouse gases from motor vehicles contribute to the atmospheric concentrations of greenhouse gases and hence to the threat of climate change.
Based on these findings, in 2010 the EPA adopted two sets of regulations that restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of greenhouse gases from motor vehicles and another that requires certain construction and operating permit reviews for greenhouse gas emissions from certain large stationary sources. The stationary source final rule addresses the permitting of greenhouse gas emissions from stationary sources under the Clean Air Act Prevention of Significant Deterioration construction and Title V operating permit programs, pursuant to which these permit programs have been “tailored” to apply to certain stationary sources of greenhouse gas emissions in a multi-step process, with the largest sources first subject to permitting. In addition, the EPA adopted rules requiring the monitoring and reporting of greenhouse gases from certain sources, including, among others, onshore oil and natural gas production facilities.
In April 2012, the EPA issued regulations specifically applicable to the oil and gas industry that will require operators to significantly reduce volatile organic compounds, or VOC, emissions from natural gas wells that are hydraulically fractured through the use of “green completions” to capture natural gas that would otherwise escape into the air. The EPA also issued regulations that establish standards for VOC emissions from several types of equipment at natural gas well sites, including storage tanks, compressors, dehydrators and pneumatic controllers.
On June 2, 2014, the EPA issued a proposed rule to limit carbon dioxide emissions from existing electric utility generating units. Under the EPA's current proposal, nationwide emissions of carbon dioxide from the power sector would be cut by up to 30% from the 2005 baseline by the year 2030. The required emission reductions would vary state-by-state, and the proposed rule provides each State flexibility in determining how the emission reductions would be achieved.

Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Any additional costs or operating restrictions associated with legislation or regulations regarding greenhouse gas emissions could have a material adverse effect on our operating results and cash flows. In addition, these developments could curtail the demand for fossil fuels such as oil and gas in areas of the world where our clients operate and thus adversely affect demand for our services, which may in turn adversely affect our future results of operations. Finally, we cannot predict with any certainty whether changes to temperature, storm intensity or precipitation patterns as a result of climate change will have a material impact on our operations.
In addition, our business depends on the demand for land drilling and production services from the oil and gas industry and, therefore, is affected by tax, environmental and other laws relating to the oil and gas industry generally, by changes in those laws and by changes in related administrative regulations. It is possible that these laws and regulations may in the future add significantly to our operating costs or those of our clients, or otherwise directly or indirectly affect our operations.
Among the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety.
There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive in any specific period, onboard black box recorder devices or limits on vehicle weight and size.
Interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations.
From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.
Federal and state legislative and regulatory initiatives related to hydraulic fracturing could result in increased compliance costs, operating restrictions or delays in the completion of oil and natural gas wells that may reduce demand for our drilling and well servicing activities and could adversely affect our financial position, results of operations and cash flows.
Hydraulic fracturing is a commonly used process that involves injection of water, sand, and a minor amount of certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore. The federal Energy Policy Act of 2005 amended the Underground Injection Control provisions of the federal Safe Drinking Water Act (SDWA) to exclude certain hydraulic fracturing practices from the definition of “underground injection.” The EPA has asserted regulatory authority over certain hydraulic fracturing activities involving diesel fuel and has developed draft guidance relating to such practices. In addition, repeal of the SDWA exclusion of hydraulic fracturing has been advocated by certain advocacy organizations and others in the public. Congress has from time to time considered legislation to repeal the exemption for hydraulic fracturing from the SDWA, which would have the effect of allowing the EPA to promulgate new regulations and permitting requirements for hydraulic fracturing, and to require the disclosure of the chemical constituents of hydraulic fracturing fluids to a regulatory agency, which would make the information public via the Internet.

Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a study of the potential environmental impacts of hydraulic fracturing, the final results of which are expected in 2014. In addition, in April 2012, the EPA issued the first federal air standards for natural gas wells that are hydraulically fractured, which will require operators to significantly reduce VOC emissions through the use of “green completions” to capture natural gas that would otherwise escape into the air. These new rules address emissions of various pollutants frequently associated with oil and natural gas production and processing activities by, among other things, requiring new or reworked hydraulically-fractured gas wells to control emissions through flaring until 2015, after which reduced emission (or “green”) completions must be used. The rules also establish specific new requirements, which were effective in 2012, for emissions from compressors, controllers, dehydrators, storage tanks, gas processing plants, and certain other equipment. On September 23, 2013, the EPA published amendments to the rule which would, among other things, provide additional time for recently constructed, modified or reconstructed storage tanks to install emission controls. The EPA is continuing to consider other aspects of the new rules and may propose additional amendments in early 2014. These rules may require a number of modifications to our clients’ and our own operations, including the installation of new equipment to control emissions. Compliance with such rules could result in additional costs for us and our clients, including increased capital expenditures and operating costs, which may adversely impact our cash flows and results of operations.
The EPA is also developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards during 2014. The U.S. Department of the Interior has also proposed regulations relating to the use of hydraulic fracturing techniques on public lands and disclosure of fracturing fluid constituents.
In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, that would require, with some exceptions, disclosure of constituents of hydraulic fracturing fluids, or that would impose higher taxes, fees or royalties on natural gas production. Moreover, public debate over hydraulic fracturing and shale gas production has been increasing, and has resulted in delays of well permits in some areas.
On June 30, 2014, the State of New York’s Court of Appeals upheld the right of individual municipalities in State of New York to ban hydraulic fracturing using zoning restrictions. While the State of New York has had a moratorium on hydraulic fracturing in effect since 2008, the ability of municipalities to effectively restrict hydraulic fracturing within their borders is now expressly permitted in the State of New York. Similarly situated municipalities in the State of New York and other states may seek to ban or restrict resource extraction operations within their borders using zoning restrictions, which could adversely affect the ability of resource extraction enterprises to operate in certain parts of the country, and thus adversely affect demand for our services, which may in turn adversely affect our future results of operations.
Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased compliance and operating costs in the production of oil and natural gas, including from the developing shale plays, incurred by our clients. The adoption of any federal, state or local laws or the implementation of regulations or ordinances restricting or increasing the costs of hydraulic fracturing could cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for our drilling and well servicing activities, any or all of which could adversely affect our financial position, results of operations and cash flows.
Our operations are subject to the risk of cyber attacks that could have a material adverse effect on our consolidated results of operations and consolidated financial condition.
Our information technology systems are subject to possible breaches and other threats that could cause us harm. If our systems for protecting against cyber security risks prove not to be sufficient, we could be adversely affected by, among other things, loss or damage of intellectual property, proprietary information, or customer data; interruption of business operations; or additional costs to prevent, respond to, or mitigate cyber security attacks. These risks could have a material adverse effect on our business, financial condition and result of operations.

Our cash and cash equivalents and short term investments could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.
We maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit. While we monitor the cash balances in the operating accounts and adjust the balances as appropriate, we may incur a loss to the extent such loss exceeds the insurance limitation, and there could be a material impact on our business, if one of more of the financial institutions with which we deposit fails or is subject to other adverse conditions in the financial or credit markets and bank regulators elect to impose losses on uninsured depositors. To date, we have experienced no loss or lack of access to our invested cash or cash equivalents. However, we can provide no assurance that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Years Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	— (1)	— (2)	1.6x	1.7x	— (3)	— (4)
___________
(1) For the year ended December 31, 2009, income was insufficient to cover fixed charges by $40,428,000.
(2) For the year ended December 31, 2010, income was insufficient to cover fixed charges by $48,105,000.
(3) For the year ended December 31, 2013, income was insufficient to cover fixed charges by $56,721,000.
(4) For the six months ended June 30, 2014, income was insufficient to cover fixed charges by $2,964,000.
We have computed the ratio of earnings to fixed charges for each period in the table above on a consolidated basis by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt financing costs and an estimate of the interest component of rental expense. We have determined that 30% of our rental expense represents a reasonable approximation of the interest portion of rental expense.
We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.
EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offer for the new notes, and

•	use commercially reasonable efforts to have the exchange offer completed by the 365th day following issuance of the notes.
Additionally, we agreed to offer the new notes in exchange for surrender of the old notes upon the SEC’s declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offer open for a period of not less than 20 business days.
We are making the exchange offer to fulfill our contractual obligations under the registration rights agreement. Pursuant to the exchange offer, we will issue the new notes in exchange for properly tendered old notes. The terms of the new notes are identical in all material respects to the old notes, except that the new notes (i) have been registered under the Securities Act of

1933 and therefore are not subject to certain restrictions on transfer applicable to the old notes and (ii) will not have registration rights or provide for any additional interest related to the obligation to register.
The registration rights agreement also provides an agreement that we use commercially reasonable efforts to keep the exchange offer registration statement continuously effective to the extent necessary to ensure that it is available for resales of the notes acquired by broker-dealers for their own accounts as a result of market-making or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act of 1933 and the policies, rules and regulations of the SEC, for a period ending on the earlier of 180 days from the date on which the exchange offer registration statement is declared effective and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.
Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act of 1933. However, any purchaser of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its old notes in the exchange offer, and

•
must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”
We further agreed to file with the SEC a shelf registration statement to provide for public resale of old notes held by any holders of the notes who satisfy certain conditions that require information to be provided in connection with the shelf registration statement, if:

•	the exchange offer is not permitted by applicable law or SEC policy, or

•	the exchange offer is not for any reason completed within 390 days following the date of issuance of the notes, or

•
any holder (a) is prohibited by applicable law or SEC policy from participating in the exchange offer; (b) may not resell the exchange notes acquired in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as an affiliate of the Company or any Guarantor) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or (c) is a broker-dealer and holds notes acquired directly from the Company or one of its affiliates.

We have agreed to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earlier of one year following its effective date and such time as all notes covered by the shelf registration statement have been sold. We refer to this period as the “shelf effectiveness period.”
This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement which includes this prospectus.
Except as set forth above, after consummation of the exchange offer, holders of old notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offer
Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.
As of the date of this prospectus, $300,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.
If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless, in our sole discretion, we extend it.
Extensions, Termination or Amendment
We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.
In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to extend the exchange offer, or

•	to terminate the exchange offer,
by giving oral or written notice of such extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.
Conditions to the Exchange Offer
We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.
In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Procedures for Tendering —Your Representations to Us” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act of 1933.
We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.
These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.
Procedures for Tendering
In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.
If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—Exchange Offer—Exchange Agent.”
All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.
By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.
There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer
We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act of 1933 having a principal amount equal to that of the surrendered old note. As a result, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer.
In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.
Return of Old Notes Not Accepted or Exchanged
If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.
Your Representations to Us
By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person or entity to participate in, the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933; and

•
if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.
We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.
Consequences of Failure to Exchange
If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act of 1933 or exempt from the registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933.

Accounting Treatment
We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes plus any bond premium, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Other
Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such representation.
We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.
DESCRIPTION OF NOTES
In this description of notes, the terms “Company,” “we,” “us” and “our” refer only to Pioneer Energy Services Corp. and not to any of its subsidiaries.
General
The Company will issue the new notes under the indenture dated as of March 18, 2014 (the “indenture”) among itself, the Guarantors and Wells Fargo Bank, National Association as trustee (the “trustee”). The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The following is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. A copy of the indenture is filed as an exhibit to the registration statement that contains this prospectus. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.
The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders of the new notes will have rights under the indenture, and all references to “holders” in this description are to registered holders of the new notes.
If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with holders of new notes and holders of the initial notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes and the initial notes, and the holders of such old notes and the new notes will vote together with the holders of the initial notes as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes, the new notes and the initial notes then outstanding.

Brief Description of the Notes and the Guarantees
The Notes
The notes are:

•	general unsecured obligations of the Company;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Company, including the existing notes;

•
effectively junior in right of payment to all existing and future secured Indebtedness of the Company, including Indebtedness under our Credit Facilities, to the extent of the value of the collateral securing that Indebtedness;

•	unconditionally guaranteed by the Guarantors on a senior unsecured basis; and

•	effectively junior in right of payment to all existing and future Indebtedness and other liabilities, including trade payables, of our non-guarantor Subsidiaries.
As of June 30, 2014, the Company had total Indebtedness of approximately $494.1 million, consisting of the notes, the existing notes, amounts outstanding under the Credit Agreement and other debt, approximately $70.5 million of which (excluding committed letters of credit under the Credit Agreement) would have been secured and, therefore, effectively senior to the notes to the extent of the value of the collateral securing such indebtedness and approximately$123.6 million of which would have been pari passu in right of payment with the notes. As of June 30, 2014, the borrowing availability under the Credit Agreement was $166.0 million, which, if borrowed, would have been secured and, therefore, effectively senior to the notes to the extent of the value of the collateral securing such indebtedness.
The Guarantees
The notes are guaranteed by our Subsidiaries that are not Excluded Subsidiaries. The Guarantors are the same Subsidiaries that guarantee the existing notes and the Credit Agreement and may secure the Credit Agreement and any other future Credit Facilities.
Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	senior in right of payment to all existing and future subordinated unsecured Indebtedness of that Guarantor;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of that Guarantor, including the existing notes; and

•
effectively junior in right of payment to all existing and future secured Indebtedness of that Guarantor, including its guarantee of Indebtedness under our Credit Facilities, to the extent of the value of the collateral securing that Indebtedness.

As of June 30, 2014, the Company had total Indebtedness of approximately $494.1 million, consisting of the notes, the existing notes, amounts outstanding under the Credit Agreement and other debt, approximately $70.5 million of which (excluding committed letters of credit under the Credit Agreement) would have been secured and, therefore, effectively senior to the notes to the extent of the value of the collateral securing such indebtedness and approximately$123.6 million of which would have been pari passu in right of payment with the notes. As of June 30, 2014, the borrowing availability under the Credit Agreement was $166.0 million, which, if borrowed, would have been secured and, therefore, effectively senior to the notes to the extent of the value of the collateral securing such indebtedness.

Not all of our Subsidiaries guarantee the notes. The Excluded Subsidiaries do not have any payment obligations under the notes, the Subsidiary Guarantees (as defined below) or the indenture. In the event of a bankruptcy, liquidation or reorganization of any Excluded Subsidiary, the Excluded Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. As of December 31, 2013, the Excluded Subsidiaries had assets representing approximately 10.7% of our consolidated total assets and held approximately $1.1 million of cash and cash equivalents. For the year ended December 31, 2013, the Excluded Subsidiaries had revenues of approximately $115.6 million and income from operations of approximately $13.1 million. As of June 30, 2014, the Excluded Subsidiaries had assets representing approximately 11.2% of our consolidated total assets and held approximately $3.2 million of cash and cash equivalents. For the six months ended June 30, 2014, the Excluded Subsidiaries had revenues of approximately $47.7 million and income from operations of approximately $5.0 million. In addition, some of our Restricted Subsidiaries that will not be guarantors have incurred, as of the Issue Date, and, in the future, will be able to incur debt under the indenture. For further information about the division of the revenues and assets among us, the Guarantors and the Excluded Subsidiaries, see “Guarantor/Non-Guarantor Condensed Consolidated Financial Statements” in Note 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013 and in Note 8 to our Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which are incorporated by reference herein.
The indenture permits us and our Subsidiaries to incur additional Indebtedness, including senior secured Indebtedness under our Credit Agreement and any other future Credit Facilities. The indenture does not impose any limitation on the incurrence by our Subsidiaries of liabilities that are not considered Indebtedness.
As of the date of this prospectus, substantially all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture and will not Guarantee the notes.
Principal, Maturity and Interest
The Company has issued $300.0 million aggregate principal amount of notes under the indenture. The Company may issue additional notes from time to time after the date hereof. Any offering of additional notes will be subject to all of the covenants in the indenture including the covenant described below under the caption “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for purposes of this “Description of Notes” section, reference to the notes includes any additional notes that may be issued. Any additional notes issued will be guaranteed by each Guarantor party to the indenture. The notes will be issued only in fully registered form, without coupon, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The notes mature on March 15, 2022.
Interest on the notes will accrue at the rate of 6.125% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year beginning on September 15, 2014. The Company will make each interest payment to the holders of record on the immediately preceding March 1 and September 1. Interest on the notes will accrue from the date of original issuance or if interest has already been paid, from the date it was most recently paid on the old notes. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. For the avoidance of doubt and whether or not so repeated in any provision herein, all references to “interest” mean the interest rate borne by the notes and any Default Interest that accrues as set forth under “-Events of Default and Remedies.”
Methods of Receiving Payments on the Notes
If a holder of record has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their respective addresses set forth in the security register for the notes. See “—Book-Entry, Delivery and Form—Depositary Procedures.”

Paying Agent and Registrar for the Notes
The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. See “—Book-Entry, Delivery and Form.”
Subsidiary Guarantees
The notes are guaranteed by each of the Company’s current and future Subsidiaries that are not Excluded Subsidiaries. We refer to these guarantees as the “Subsidiary Guarantees.” The Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent transfer under applicable law. See “Risk Factors—Risks Relating to the Notes—The guarantees of the notes by our subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.”
If the Subsidiary Guarantee of a Guarantor has not been released, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the transferee, resulting or surviving Person), another Person, other than the Company or another Guarantor, unless:
(1) immediately after giving effect to that transaction, no Default exists; and
(2) either:

•
the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement, pursuant to a supplemental indenture satisfactory to the trustee and an amendment to the registration rights agreement; or

•	the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales,”
provided, however, that the transfer, sale or other disposition of all or substantially all of the assets of, directly or indirectly, the Guarantors as a whole will be governed by the “Merger, Consolidation or Sale of Assets” covenant and may be subject to the covenant contained under the caption “—Repurchase at the Option of Holders—Change of Control.”
Notwithstanding the foregoing, any Guarantor may merge with another Subsidiary that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating that Guarantor in another U.S. jurisdiction so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased as a result of the merger.
The Subsidiary Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(2)
in connection with any sale or other disposition of such amount of Capital Stock as would result in such Guarantor no longer being a Restricted Subsidiary of the Company to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition complies with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(3)
if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries;” or

(4)
if the guarantee by a Guarantor of all other Indebtedness of the Company or any other Guarantor is released, terminated or discharged, except by, or as a result of, payment by such Guarantor under such guarantee; or

(5)
upon Legal Defeasance or Covenant Defeasance as described under the caption”—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described under caption “—Satisfaction and Discharge;” or

(6)	if the Guarantor becomes an Immaterial Subsidiary.
Optional Redemption
At any time and from time to time prior to March 15, 2017, the Company may redeem up to 35% of the aggregate principal amount of notes issued under the indenture (which amount includes additional notes) at a redemption price of 106.125% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)
at least 65% of the aggregate principal amount of notes issued under the indenture (which amount includes additional notes) remains outstanding immediately after the occurrence of each such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 120 days after the date of the closing of such Equity Offering.
On and after March 15, 2017, the Company may redeem, at any time and from time to time, all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2017	104.594%
2018	103.063%
2019	101.531%
2020 and thereafter	100.000%
In addition, at any time and from time to time prior to March 15, 2017, the Company may, at its option, redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes, if any, plus accrued and unpaid interest (including Additional Interest), if any, thereon, to the redemption date. Notice of such redemption must be mailed to holders of the notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation thereof. The indenture provides that with respect to any redemption the Company will notify the trustee of the Applicable Premium with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.
“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after March 15, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the notes on March 15, 2017 (such redemption price being described above in the third paragraph of this “—Optional Redemption”) plus (2) all required remaining scheduled interest payments due on the notes through March 15, 2017 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to March 15, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 15, 2017.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable trustee, Reference Treasury Dealer Quotations for the redemption date.
“Quotation Agent” means the Reference Treasury Dealer selected by the applicable trustee after consultation with the Company.
“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third business day immediately preceding the redemption date.
Selection and Notice
If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:
(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or
(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot unless otherwise required by law.
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, unless the Company has defaulted in the payment of the redemption price.
Mandatory Redemption; Open Market Purchases
The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances we are required to offer to purchase the notes as set forth below under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms described below. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon for the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each registered holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described below and in such notice.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the Change of Control Offer; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable, except as set forth under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”
Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes tendered and not withdrawn pursuant to the Change of Control Offer.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)
the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, or any combination thereof.
For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(c)
the Fair Market Value of all forms of consideration other than cash or Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 10.0% of Consolidated Net Worth of the Company at the time each determination is made; and

(d) any Designated Non-cash Consideration, when taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of $75.0 million and 5.0% of the Company’s Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
Any Asset Sale pursuant to an Involuntary Transfer shall not be required to satisfy the conditions set forth in clauses (1) and (2) of the first paragraph of this covenant.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer), the Company or a Restricted Subsidiary of the Company, as the case may be, may apply those Net Proceeds at its option as follows:

(1)	to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire Senior Debt of the Company or any Indebtedness of a Restricted Subsidiary;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

(3)	to make a capital expenditure in a Permitted Business; or

(4)	to acquire other non-current assets that are used or useful in a Permitted Business.
The Company or the applicable Restricted Subsidiary will be deemed to have complied with clause (2) or (3) of the prior sentence if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with clause (2) or (3), and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any Net Proceeds, the Company will temporarily reduce any Credit Facility or other revolving credit borrowings, or, in the absence of any such borrowings, invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will, within thirty days thereafter, make an offer (an “Asset Sale Offer”) to all holders of notes and to the extent required, to all holders of other Indebtedness of the Company that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes (in integral multiples of $2,000) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of notes and other pari passu Indebtedness to be purchased or the lesser amount required under agreements governing such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any agreement (other than any agreement governing Credit Facilities for Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.
The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Payment Date”), the Company will apply all Excess Proceeds to the purchase of notes and the other pari passu Indebtedness to be purchased (on a pro rata basis, if applicable) or, if notes and such other pari passu Indebtedness in an aggregate principal amount less than the Excess Proceeds has been tendered, all notes and pari passu Indebtedness tendered in response to the Asset Sale Offer.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
The paying agent will promptly (but in any case not later than three Business Days after termination of the Asset Sale Offer Period) mail to each holder of notes properly tendered the payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The agreements governing the Company’s Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. If a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its applicable lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors-Risks Relating to the Notes-We may not be able to repurchase the notes upon a change of control or in connection with an asset sale as required by the indenture.”

Certain Covenants
The indenture contains covenants including, among others, those summarized below.
Termination of Covenants
In the event that at any time (a) the notes have a Moody’s rating of Baa3 or higher or an S&P rating of BBB-or higher (each, an “Investment Grade Rating”) and (b) no Default has occurred and is continuing under the indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described under:

•	“—Repurchase at the Option of Holders—Asset Sales;”

•	“—Restricted Payments;”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Liens;”

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

•	clause (4) of the covenant described under “—Merger, Consolidation or Sale of Assets;”

•	“—Transactions with Affiliates;”

•	clauses (1) and (3) of the covenant described under “Sale and Leaseback Transactions;” and

•	“—Business Activities”
The Company will provide prompt written notice to the Trustee of the Company’s determination that a covenant termination under this “-Termination of Covenants” has occurred.
The indenture will provide that, upon the occurrence of an Investment Grade Rating Event, as a result of the elimination of the covenant described under “-Liens,” the covenant described below under the heading “- Secured Indebtedness” will apply to the Company and its Restricted Subsidiaries and become effective only upon the occurrence of such an Investment Grade Rating Event.
Secured Indebtedness
If the Company or any Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary, the Company or such Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by a Lien and the Attributable Debt of all sale and leaseback transactions involving Principal Property would not exceed 15% of the Company’s Consolidated Net Tangible Assets.
Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Restricted Subsidiaries in their capacity as such (other than dividends or distributions declared or paid in Equity Interests (other than Disqualified Stock) of the Company or to the Company or any Restricted Subsidiary of the Company);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)
make any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at a Stated Maturity thereof; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the beginning of the first fiscal quarter commencing after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the fiscal quarter in which the Reference Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)
100% of the aggregate net cash proceeds, or the Fair Market Value of any Permitted Business or assets used or useful in a Permitted Business, received by the Company from the issue or sale, in either case since the beginning of the first fiscal quarter commencing immediately after the fiscal quarter in which the Reference Date occurred of (i) Equity Interests of the Company (other than Disqualified Stock) or (ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or such debt securities) sold to a Restricted Subsidiary of the Company), together with the aggregate cash received at the time of such conversion or exchange, or received by the Company from any such conversion or exchange of such debt securities sold or issued prior to the beginning of such first fiscal quarter, plus

(c)
to the extent not already included in Consolidated Net Income for such period, (i) if any Restricted Investment that was made immediately after the beginning of the first fiscal quarter commencing after the fiscal quarter in which the Reference Date occurred is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment, including without limitation repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (2) the initial amount of such Restricted Investment, plus (ii) the net reduction in such Restricted Investment resulting from payments of interest, dividends, principal repayments and other transfers and distributions of cash, assets or property, plus

(d)
if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Reference Date, the lesser of (i) the fair market value of the Company’s and its Restricted Subsidiaries’ Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate fair market value of the Company’s and its Restricted Subsidiaries’ Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and all Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary that were treated as Restricted Payments since such designation, in each case as of the date of such Investment.

For the avoidance of doubt, any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary, provided that (1) such Guarantee has not been called upon and (2) either (a) such Guarantee has been released or terminated, as the case may be, or (b) the obligation arising under such Guarantee no longer exists, shall not be considered as having been made as a Restricted Payment for purposes of calculating the amounts set forth in preceding clause (3).

The preceding provisions will not prohibit:

(1)
the payment of any dividend or distribution, or the consummation of an irrevocable redemption of subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, within 60 days after the date of declaration of the dividend or distribution or delivery of the irrevocable notice of redemption, as the case may be, if at the date of such declaration the dividend payment or distribution, or date on which such notice is delivered, such dividend, distribution or redemption, as the case may be, would have complied with the provisions of the indenture;

(2)
the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)
the making of any principal payment on, or the defeasance, redemption, repurchase or other acquisition of, prior to a Stated Maturity, subordinated Indebtedness or Disqualified Stock of the Company or preferred stock of any Restricted Subsidiary with the net cash proceeds from an incurrence of, or exchange for the issuance of, Permitted Refinancing Indebtedness;

(4)	the declaration or payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)
so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any existing or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to any employment agreements, equity subscription agreement, stock option agreement, management equity plan or stock option plan or other management or employee benefit plan, agreement or trust or similar agreements and plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) may not exceed the sum of (i) $5.0 million in any twelve-month period, (ii) the aggregate net proceeds received by the Company during such twelve-month period from the issuance of such Equity Interests (other than Disqualified Stock) pursuant to such agreements or plans and (iii) the net cash proceeds of key man life insurance received by the Company or its Restricted Subsidiaries after the Issue Date;

(6)
so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of “Fixed Charges;”

(7)
the acquisition of Equity Interests by the Company (i) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise; (ii) in connection with the satisfaction of withholding tax obligations; or (iii) that may be deemed to occur, in connection with an acquisition by the Company or any of its Restricted Subsidiaries, by the return of Equity Interests constituting a portion of the purchase consideration in settlement of indemnification claims;

(8)
so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, the making of payment on, or the defeasance, redemption, repurchase, retirement or other acquisition, in each case, prior to its Stated Maturity, of any subordinated Indebtedness of the Company or any Restricted Subsidiary by payments out of Excess Proceeds remaining after completion of an Asset Sale Offer;

(9)
the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity of the Company; and

(10)
so long as no Default has occurred and is continuing or, immediately after giving effect thereto, would be caused thereby, and to the extent not otherwise permitted in any other of the preceding clauses, Restricted Payments in an aggregate amount since the date notes are first issued not to exceed the greater of (A) $50.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets, as of the date of making such Restricted Payments.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate, at any time and from time to time, all or any portion of such Restricted Payment among all clauses of the preceding paragraph (as of the Issue Date, such clauses being clauses (1) through (10)) or among such clauses and the first paragraph of this covenant including clauses (a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) and the Company may issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four quarter period.
The first paragraph of this covenant does not apply to or prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
Indebtedness of the Company or any Guarantors of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder at each relevant time of determination) not to exceed the greater of (a) $400.0 million and (b) $100.0 million plus 30% of the Company’s Consolidated Net Tangible Assets;

(2)	the Existing Indebtedness;

(3)
Indebtedness of the Company or any Guarantors represented by the notes and the Subsidiary Guarantees to be issued on the Issue Date and the Exchange Notes and Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)
Indebtedness (including Acquired Debt) of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the acquisition of, or cost of construction, improvement, material repair or development of property, plant or equipment used in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $25.0 million and (b) 3.0% of the Company’s Consolidated Net Tangible Assets, at any time outstanding;

(5)
Permitted Refinancing Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, defease, refund, refinance or replace, any Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (13) of this paragraph;

(6)	intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries incurred by the Company or any of its Restricted Subsidiaries; provided that:

(a)
if the Company or any Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary of the Company which is not a Guarantor is the obligee thereon, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)
any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or a Restricted Subsidiary, as the case may be, on the date of such issuance, sale or transfer that is not then permitted by this clause (6);

(7)
Hedging Obligations of the Company or any of its Restricted Subsidiaries incurred in the normal course of business and not for speculative purposes, designed to protect the Company or such Restricted Subsidiary against fluctuations in interest rates or currency exchange rates with respect to Indebtedness incurred or against fluctuations in the price of commodities used by that entity at the time;

(8)
Guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if such Indebtedness being guaranteed is subordinated in right of payment to the notes or a Subsidiary Guarantee, then the Guarantee of that Indebtedness by the Company or the Guarantor shall be subordinated in right of payment to the notes or the Guarantor’s Subsidiary Guarantee, as the case may be;

(9)
Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, bid, performance, surety, appeal and similar bonds and obligations and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(10)
Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days following the Company’s receipt of notice of the incurrence thereof;

(11)
Indebtedness of the Company or any of its Restricted Subsidiaries represented by agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company or any such Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12)
Acquired Debt of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of (a) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary of the Company or (b) a Person that was acquired (by acquisition of its Capital Stock, merger, consolidation or otherwise) by the Company or any of its Restricted Subsidiaries (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition); provided that, at the time such Subsidiary becomes a Restricted Subsidiary or is acquired by the Company or any Restricted Subsidiary of the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant immediately after giving effect to the incurrence of such Indebtedness pursuant to this clause (12); and

(13)
to the extent not otherwise permitted by any other Permitted Debt clause, Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of (a) $50.0 million and (b) 5.0% of the Company’s Consolidated Net Tangible Assets.

If an Unrestricted Subsidiary incurs Non-Recourse Debt and any such Indebtedness ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, then such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that is subject to this covenant. In addition, if at any time an Unrestricted Subsidiary fails to meet the definitional requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture, and any then outstanding Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, and such incurrence will be subject to this covenant.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness (including Acquired Debt) at any time meets the criteria of more than one of the categories of Permitted Debt, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (and later reclassify) in whole or in part in its sole discretion such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness or portion thereof may be classified (or later classified or reclassified) in whole or part as having been incurred under more than one of the applicable clauses of Permitted Debt or pursuant to the first paragraph hereof. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or none other provisions of this covenant permitting such Indebtedness.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person; and

(4)
if Indebtedness is secured by a letter of credit that only secures such Indebtedness, then the aggregate amount deemed incurred by such Indebtedness and such letter of credit shall be equal to the greater of (a) the principal amount of such Indebtedness and (b) the amount that can be drawn under such letter of credit.

Liens
The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or otherwise cause or permit to exist any Lien (other than Permitted Liens) securing any Indebtedness upon any of their property or assets, now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless all payments due under the indenture and unless the notes and Subsidiary Guarantees, as applicable, are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions
The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with a Person other than the Company or a Restricted Subsidiary, as applicable; provided that the Company or any Restricted Subsidiary may enter into such a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have

(a)
incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)
the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on common stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness, Credit Facilities and Hedging Obligations and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that such agreements, Credit Facilities, Hedging Obligations and the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	applicable law or any applicable rule, regulation or order of any court or governmental authority;

(3)
any instrument governing Indebtedness or Capital Stock, or any other agreement relating to any assets, of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such restriction was created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person, or the assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(4)
(a) customary non-assignment provisions in any contract, license or lease and (b) cash, other deposits, or net worth or similar requirements, in each case, imposed by suppliers or landlords under contracts, in the case of each of clauses (a) and (b), entered into in the ordinary course of business and consistent with past practices;

(5)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(6)
any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or other disposition;

(7)
Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)
Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(9)
provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements relating to sale and leaseback transactions, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
The Company may not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)	either:

(a)	the Company is the resulting transferee or surviving Person, or

(b)
the resultant, transferee or surviving Person formed (if other than the Company) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)
such resultant, transferee or surviving Person assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee, provided, that unless such resultant, transferee or surviving Person is a corporation, a corporate co-issuer of the notes may be added to the indenture by such supplemental indenture;

(3)	immediately after such transaction no Default exists; and

(4)
except in the case of a merger of the Company with or into a Guarantor, or a sale, assignment, transfer, conveyance or other disposition of assets to the Company or a Guarantor, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either the Company or the resultant, transferee or surviving Person (if other than the Company), would be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company may not, directly or indirectly, lease all or substantially all of its assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), (i) any Restricted Subsidiary of the Company may consolidate with, merge into or sell, assign, transfer or convey all or part of its assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company to another state of the United States so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased thereby.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $5.0 million, unless:

(1)
such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view, as evidenced by the delivery of the officers’ certificate provided for in clause (2) below; and

(2)	the Company delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than $25.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of its Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment, equity award, equity option or equity appreciation agreement, plan agreement or similar compensation arrangement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices and payments pursuant thereto;

(2)
fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(3)	loans or advances to employees in the ordinary course of business and consistent with past practices, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4)	transactions between or among (i) the Company and one or more of its Restricted Subsidiaries and (ii) any Restricted Subsidiaries;

(5)	transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(6)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company or any of its Restricted Subsidiaries;

(7)	Restricted Payments that are permitted by the covenant described above under the caption “—Restricted Payments;” and

(8)
the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of the Issue Date, and any amendments, modifications, supplements, extensions or renewals of those agreements entered into after the Issue Date; provided that, such amendments, modifications, supplements, extensions or renewals do not, in any material respects, adversely affect the rights, taken as a whole, of the holders of the notes as compared to the terms of the agreement in effect on the Issue Date.

Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary if the Subsidiary meets or would meet the definition of an “Unrestricted Subsidiary” and if no Default shall occur immediately after giving effect to such designation. If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the date of the designation and will reduce the amount available for Restricted Payments under the first or second paragraph of the covenant described above under the caption “-Restricted Payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, a Default would not occur; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “-Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

Additional Subsidiary Guarantees
If any Domestic Subsidiary that is not a Guarantor guarantees, assumes or in any other manner becomes liable for Indebtedness of the Company or any Guarantor, then such Domestic Subsidiary will (1) become a Guarantor, (2) execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee and
(3) execute an amendment to the registration rights agreement pursuant to which it becomes subject to the obligations of a guarantor thereunder, in each case, within 10 Business Days of the date on which it so became liable with respect to such Indebtedness; provided that, any Domestic Subsidiary that constitutes an Immaterial Subsidiary shall not be required to become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. Upon the release, termination or satisfaction of such Domestic Subsidiary’s guarantee or assumption of such Indebtedness, or as otherwise provided in the indenture, that Restricted Subsidiary’s Subsidiary Guarantee shall automatically be released and terminated.
Business Activities
The Company will not, and will not permit any Restricted Subsidiary to, engage in any line of business activity other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.
Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the trustee and registered holders of notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) within five Business Days of the time periods specified in the SEC’s rules and regulations:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10 K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management’s Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
The Company will hold a quarterly conference call for the holders of the notes and securities analysts to discuss such financial information no later than 15 Business Days after distribution of such financial information.
The Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability (unless the SEC will not accept such a filing). If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website. Following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company, and to the extent applicable, the Guarantors, will be deemed to have furnished such reports and other information to the trustee and the holders of notes, and, to the extent herein provided, to securities analysts and prospective investors, if it has filed such reports and other information with the SEC using the EDGAR filing system (or any successor filing system), or if such system is not available to the Company, if it has filed such reports and other information on its website, and in each case, such reports and other information are publicly available thereon.
The Company and the Guarantors agree that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)
failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “-Repurchase at the Option of Holders-Change of Control” and “-Certain Covenants-Merger, Consolidation or Sale of Assets,” and such failure continues for 30 days after the Company’s receipt of the written notice of such noncompliance given to it as provided below;

(4)	failure by the Company for 120 days after notice to comply with the provisions described under the caption “Certain Covenants-Reports”;

(5)
failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture (other than a failure that is subject to clause (1), (2), (3) or (4) above), and such failure continues for 60 days after the Company’s receipt of the written notice of such noncompliance given to it as provided below;

(6)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)
results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7)
failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (excluding amounts covered by insurance, reimbursement agreements and indemnification agreements), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)
except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the terms of that guarantee and the indenture) to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the indenture or the release of any Subsidiary Guarantee in accordance with the indenture); and

(9)
certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

A Default under clause (3) or clause (5) above will not be an Event of Default until the trustee or the holders of not less than 25% in the aggregate principal amount of the outstanding notes notifies, in writing, the Company of the Default and requests compliance with the specific provision or agreement as the case may be, that is the subject of such Default, and the Company does not cure such Default within the specified time after receipt of such notice.
Notwithstanding the above, if the Company elects, the sole remedy for a Default or an Event of Default relating to the failure to comply with the “Reports” covenant, and/or for failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will, for the 60 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes then outstanding over such portion of the 60-day period immediately following such Event of Default during which such Event of Default is continuing (such additional interest, “Default Interest”). In the event the Company does not elect to pay such Default Interest, upon an Event of Default to this covenant, the notes will be subject to acceleration as provided above. The Default Interest will accrue on all outstanding notes from and including the date on which an Event of Default relating to a failure to comply with the “Reports” covenant and/or for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to, but not including, the 60th day thereafter (or such earlier date on which the Event of Default relating to such failure shall have been cured or waived) and will be payable in the same manner as Additional Interest. On such 60th day (or earlier, if the Event of Default relating to such failure is cured or waived prior to such 60th day) such Default Interest will cease to accrue and the notes will be subject to acceleration, as provided above, if the Event of Default is continuing. This provision will not affect the rights of holders of notes in the event of the occurrence of any other Event of Default. For all purposes of the indenture, references to interest means interest under the notes, any Additional Interest and any Default Interest payable pursuant to this paragraph.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of all holders of the notes (i) waive any existing Default or Events of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes and (ii) rescind an acceleration and its consequences, if the rescission would not violate with any judgment or decree and if all existing Events of Default have been cured or waived.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, the Company is required to deliver to the trustee a statement specifying such Default. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Equity Interests of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waiver is against public policy.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)
the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors' obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “-Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of an independent registered public accounting firm, independent investment banking firm of nationally-recognized standing or other comparable financial professional, to pay the principal of, or interest and premium, if any, and Additional Interest, if any, on, the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)
since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of Liens to secure such borrowings or any portion thereof) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, or if such breach or default would occur, which is not waived as of, and for all purposes, on and after the date of such defeasance;

(6)
the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)
the Company must have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company and the Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; and

(8)
the Company must have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)
all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company or discharged from such trust as provided in the indenture, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and, the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur immediately after giving effect to the deposit and the deposit will not result in a breach of, or constitute a default under, any other material instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)
the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and, subject to certain exceptions, any existing Default, Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the percentage in principal amount of such outstanding notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	make any change in the ranking or priority of any note that would adversely affect the noteholder;

(9)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)
to provide for the assumption of the Company’s or any Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, including the addition of any required co-issuer of the notes;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)
to provide for the issuance of Exchange Notes and related Subsidiary Guarantees or additional notes and related Subsidiary Guarantees in accordance with the provisions set forth in the indenture or any related registration rights agreement;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)
to add any Restricted Subsidiary as an additional Guarantor as provided in the indenture or to evidence the succession of another Person to the Company, any Guarantor or any other obligor under the notes pursuant to the indenture, and the assumption by any such successor of the covenants and agreements of the Company, such Guarantor or such obligor contained in the indenture, the notes and in any Subsidiary Guarantee of such Guarantor, including the addition of any required co-issuer of the notes;

(8)	to release a Guarantor from its obligations under the indenture and its Subsidiary Guarantee pursuant to the indenture;

(9)	to provide for the acceptance of appointment of a successor trustee as provided in the indenture;

(10)
to add to the covenants of the Company, any Guarantor or any other obligor under the notes for the benefit of the holders of the note or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the notes, as applicable, in the indenture, in the notes or in any Subsidiary Guarantee;

(11)	to comply with the rules of any applicable securities depositary; and

(12)
to conform the text of the indenture, notes or Subsidiary Guarantees to any provision of this “Description of Notes” to the extent this “Description of Notes” contains text or provisions that are intended to be set forth verbatim in the indenture, notes or Subsidiary Guarantees;

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Concerning the Trustee
If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as described under the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default of which a responsible officer of the trustee has been notified by the Company occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
The indenture, the notes and the Subsidiary Guarantees are governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry, Delivery and Form
The new notes, like the old notes, will be represented by one or more permanent global notes in registered form without interest coupons (the “global notes”).
The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.
In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depositary Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:

(1)
upon deposit of the global notes, DTC will credit portions of the principal amount of the global notes to the accounts of Participants that have tendered old notes to the account designated by the exchange agent; and

(2)
ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”) if:

(1)	DTC

(a)	notifies the Company that it is unwilling or unable to continue as depositary for the global notes and the Company fails to appoint a successor depositary, or

(b)	has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes.
In addition, beneficial interests in a global note may be exchanged for certificated notes upon at least 20 days prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Same-Day Settlement and Payment
The Company will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Restricted Subsidiary), whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)
Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from such Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition (a “transfer”) of any assets or rights by the Company or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the “Asset Sale” covenant;

(2)
the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Restricted Subsidiaries); and

(3)	an Involuntary Transfer.
Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)
any single transaction or series of related transactions that involves assets having a fair market value, or receipt by the Company or any of its Restricted Subsidiaries of Net Proceeds, not in excess of $5.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the transfer of assets in the ordinary course of business;

(5)
transfer of damaged, worn-out or obsolete assets that, in the Company’s reasonable judgment, are either (a) no longer used or (b) no longer useful in the business of the Company or its Restricted Subsidiaries;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	(a) Permitted Investment or (b) Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(8)	any Lien permitted by the Indenture; and

(9)
any transfer of assets in trade or exchange for assets of comparable Fair Market Value used or usable in any Permitted Business (including, without limitation, the trade or exchange for a controlling interest in another business or all or substantially all of the assets or operating line of a business, in each case, engaged in a Permitted Business or for other non-current assets to be used in a Permitted Business); provided that (A) the Fair Market Value of the assets traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary; (B) such trade or exchange, if the Fair Market Value of the related assets exceeded $25.0 million, is approved by the Board of Directors of the Company; and (C) any cash or Cash Equivalents received by the Company or a Restricted Subsidiary in connection with such trade or exchange (net of any transaction costs of the type deducted under the definition of “Net Proceeds”) shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described above under the caption “-Repurchase at the Option of Holders-Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that the Attributable Debt of each of the following sale and leaseback transactions shall, in each case, be zero:

(1)	a sale and leaseback transaction in which the lease is for a period, including renewal rights, not in excess of one year;

(2)
a sale and leaseback transaction in which the transfer of the related property is made within 270 days of the acquisition or construction of, or the completion of a material improvement to, such property;

(3)	a sale and leaseback transaction in which the lease secures or relates to industrial revenue or pollution control bonds;

(4)	a sale and leaseback transaction in which the transaction is between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(5)
a sale and leaseback transaction pursuant to which the Company, within 270 days after the completion of the transfer of the related property, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property, the greater of the net proceeds from the transfer of the related property and the Fair Market Value of such property; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by all fees and expenses associated with the sale and leaseback transaction.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function;
and with respect to each of the foregoing, any committee thereof duly authorized to act on behalf thereof.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)
certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act);

(2)
the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company other than in a transaction that complies with the provisions under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any of its Restricted Subsidiaries solely for the purpose of effecting a reorganization of the Company and its Restricted Subsidiaries, provided that none of the events described in paragraphs (1) through and including (4) of this definition has occurred.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)
an amount equal to any extraordinary loss, plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such expenses and losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)
depreciation and amortization expenses (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization expenses and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, amounts in clauses (2), (4) and (5) relating to any Restricted Subsidiary that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without any prior governmental approval (that has not been obtained) and by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (without duplication):

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary;

(2)
the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less the sum of (i) all current liabilities and current liability items and (2) all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other similar intangible assets, in each case, in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available.
“Consolidated Net Worth” means the total of the amounts shown on a Person’s consolidated balance sheet determined in accordance with GAAP, as of the end of such Person’s most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of (1) the par or stated value of all of such Person’s outstanding Capital Stock, (2) paid-in capital or capital surplus relating to such Capital Stock and (3) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date notes are first issued under the indenture; or

(2)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 30, 2011, as amended, among the Company and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.
“Credit Facility” or “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders or another lender).
“Default” means any event that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition of such Designated Non-cash Consideration. For the avoidance of doubt, the assets described in clauses (a), (b) and (c) of the second paragraph of the Asset Sales covenant shall not constitute Designated Non-cash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to compliance by the Company with the Change of Control offer and Asset Sale offer provisions of the indenture described above under the caption “-Repurchase at the Option of Holders” and unless such repurchase or redemption complies with the covenant described above under the caption “-Certain Covenants-Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) or options, warrants or rights with respect to such Capital Stock made for cash after the Issue Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the indenture.
“Exchange Offer” has the meaning set forth for such term in the registration rights agreement.
“Excluded Subsidiaries” means

(1)	any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended; and

(2)	any Subsidiary that is an Immaterial Subsidiary.
As of the Issue Date and in addition to the Restricted Subsidiaries of the Company identified above in clauses (1) and (2), the following Subsidiaries were Excluded Subsidiaries and were not Guarantors: PDC Holdings de Mexico, S. de R.L. de C.V., a Mexican company, PDC Logistics de Mexico S. de R.L de C.V., a Mexican company, PDC Drilling Mexicana, S. de R.L. de C.V., a Mexican company, Pioneer Latina Group SDAD, Ltda., a Panamanian corporation, Pioneer de Colombia SDAD, Ltda., a Panamanian corporation, Proveedora Internacional de Taladros S.A.S., a Colombian company and Pioneer Services Holdings, LLC, a Delaware limited liability company.

“Existing Indebtedness” means the aggregate Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than any other Permitted Debt).

“Existing notes” means the Company’s 9 7⁄8% Senior Notes due 2018 issued under an indenture dated as of March 11, 2010 (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time).
“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by the Company or any of its Restricted Subsidiaries, if such consideration is in an amount of at least $25.0 million, the fair market value of such consideration as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors, and if consideration is less than $25.0 million, the sale value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or exigent necessity of either party, determined in good faith by a responsible officer of the Company (unless otherwise expressly provided in the indenture).
“Fixed Charge Coverage Ratio” means, with respect to any Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If such Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise retires any Indebtedness (other than, without duplication, revolving credit borrowings under any Credit Facility and working capital borrowings) or issues, repurchases or redeems (or converts to, or exchanges for, any Capital Stock of such Person which is not Disqualified Stock) any Disqualified Stock or preferred stock subsequent to the commencement of such reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which such calculation of the Fixed Charge Coverage Ratio is being made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, defeasance, redemption or retirement of Indebtedness, or such issuance, repurchase or redemption (or such conversion or exchange) of Disqualified Stock or such preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations or the acquisition of all or substantially all of the assets of another Person or a business line or division of another Person, and including any related financing transactions, during or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and may be made provided they are in accordance with Regulation S-X under the Securities Act of 1933;

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(5)
in making such calculation, the Fixed Charges attributable to interest on any Indebtedness calculated on a pro forma basis and bearing a floating rate of interest will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(6)
in making such computation, the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility calculated on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation or duplication, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the date of determination.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of any Indebtedness in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantors” means each of:

(1)	the Company’s Domestic Subsidiaries in existence on the date of the indenture that is not an Excluded Subsidiary;

(2)	any other Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and

(3)	their respective successors and assigns;
provided that any Person constituting a Guarantor as described above will cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	foreign exchange contracts and currency protection agreements;

(3)	any commodity futures contract, commodity option or other similar agreements or arrangements; and

(4)	other similar agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Immaterial Subsidiary” means any Restricted Subsidiary that had:

(1)	assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $250,000; and

(2)	Consolidated Net Income not exceeding $250,000 for such fiscal year, provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
“Indebtedness” means, with respect to any Person, without duplication:

(1)	the principal of, and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, loans, debentures or similar instruments;

(2)	reimbursement obligations of such Person for the payment of banker’s acceptances or letters of credit;

(3)	Capital Lease Obligations of such Person;

(4)	obligations of such Person for the payment of the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(5)
Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

(6)
all indebtedness of others of the type referred to in the foregoing clauses (1) through (5) of this definition that are secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), but in an amount not to exceed the lesser of the amount of such other Person’s indebtedness or the Fair Market Value of such asset;

(7)	Attributable Debt regarding sale and leaseback transactions; or

(8)
to the extent not otherwise included, the Guarantee by such Person of any indebtedness of others of the type referred to in the foregoing clauses (1) through (7) of this definition, whether or not such Guarantee is contingent, and whether or not such Guarantee appears on the balance sheet of such Person;

in the case of the foregoing clauses (1) through (5), if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB— (or the equivalent) by S&P.
“Investment Grade Rating Event” means the first day on which the notes are assigned an Investment Grade Rating by a Rating Agency and no Default or Event of Default has occurred and is continuing.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances (excluding advances to customers in the ordinary course of business which are recorded as accounts receivable and commissions, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary, as the case may be, will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of and other Investments in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”
“Involuntary Transfer” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.
“Issue Date” means March 18, 2014.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers’ fees, sales and underwriting commissions and other reasonable costs incurred in preparing such asset for sale), any relocation expenses incurred as a result of the Asset Sale and any related severance and associated costs, expenses and charges of personnel related to sold assets and related operations, (2) taxes paid or reserved as payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) any amounts paid in order to satisfy any Lien on the asset or assets in connection with such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (5) distributions and payments required to be made to any minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.
“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, but excluding any pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness); or (b) is directly or indirectly liable as a guarantor or otherwise (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness);

(2)
no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)
as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company (other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor of such Indebtedness) or any of its Restricted Subsidiaries.

“Obligations” means, without duplication, any principal, premium, if any, interest (interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.
“Permitted Business” means the lines of business conducted by the Company or any of its Restricted Subsidiaries on the Issue Date as described in this prospectus and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors.
“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)
any deposit accounts, Investments in Cash Equivalents and advances and extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services or the licensing of assets or property and deposits and prepaid expenses, in each case, in the ordinary course of business consistent with past practice;

(3)	any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)
any Investment received or made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets from another Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)
any Investments received (a) in settlement of debts, claims and disputes owed to the Company or any Restricted Subsidiary that arose out of transactions in the ordinary course of business, (b) in connection with or as a result of a bankruptcy, workout or reorganization or similar arrangement of any Person or (c) as a result of a foreclosure or enforcement of other right or Lien by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)
Investments in the form of (i) guarantees (including Subsidiary Guarantees) of Indebtedness or (ii) intercompany Indebtedness, in each case, as permitted under the covenant under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)
Investments arising in connection with Hedging Obligations permitted to be incurred under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)
loans made to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business consistent with past practice and approved by the Board of Directors of the Company in an aggregate amount not to exceed $5.0 million outstanding at any one time;

(10)	repurchases or purchases of, or any Investment otherwise in, the notes;

(11)
Permitted Joint Venture Investments made by the Company or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) (net of return of capital, dividends and interest paid on Investments and sales, liquidations, repayments, payments and redemption of Investments), that does not exceed $25.0 million;

(12)
Investments pursuant to agreements and obligations of the Company and any Restricted Subsidiary in effect on the Issue Date and any renewals or replacements thereof on terms and conditions not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than the terms of the Investment being renewed or replaced;

(13)
to the extent not otherwise permitted in any other clause of this definition, Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) of (a) $20.0 million and (b) 3.0% of the Company's Consolidated Net Tangible Assets; and

(14)	guarantees received with respect to any Permitted Investment listed above.
“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such Person in any other Person engaged in a Permitted Business (a) over which the specified Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control of such other Person, or veto power over significant management decisions affecting such other Person and (b) of which at least 20% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.
“Permitted Liens” means:

(1)
Liens securing Indebtedness and all other obligations under the Credit Facilities permitted to be incurred by clause (1) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired, constructed, improved, repaired or developed with, or secured by, such Indebtedness;

(3)	Liens securing Hedging Obligations related to Indebtedness permitted under the indenture;

(4)	Liens securing the notes and Subsidiary Guarantees related thereto;

(5)	Liens existing on the Issue Date;

(6)	Liens in favor of the Company or a Restricted Subsidiary;

(7)
without duplication, (i) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or otherwise becomes a Restricted Subsidiary of the Company and (ii) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that, such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Restricted Subsidiary of the Company or such acquisition of such property, as the case may be, and do not extend to any assets other than those of such Person;

(8)
without duplication, (i) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously secured and (ii) extensions, renewals, refinancings and replacements, in whole or part, of any of the Liens described in clauses (2), (5) or (7) of this definition; provided that:

(a)
any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, after-acquired property, proceeds or distributions in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness being refinanced; and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(9)
Liens or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature and operating leases, in each case, incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(10)
banker’s Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owning to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(11)
Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and similar other Liens arising in the ordinary course of business or that are imposed by law in the ordinary course of business for sums not delinquent for a period of more than 30 days or are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof, all being contested in good faith;

(12)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(13)
judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(14)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith, and, if necessary, by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(15)	any Liens securing industrial development, pollution control or similar bonds; and

(16)
to the extent not otherwise permitted in any other clause of the definition, Liens of the Company or any Restricted Subsidiary of the Company which do not exceed, at any one time outstanding, the greater of (a) $25.0 million and (b) 3.0% of the Company's Consolidated Net Tangible Assets.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date of, or later than, the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)
such Permitted Refinancing Indebtedness is incurred either by the Company or the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership (limited or general), joint venture, association, joint-stock company, trust, business trust, unincorporated organization, limited liability company or government or agency, or any political subdivision thereof, or any other entity.
“Principal Property” means (1) a rig or (2) any other real property or other tangible assets or group of tangible assets having a fair market value in excess of $10 million, unless (a) any such properties or assets consist of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles or (b) the Board of Directors of the Company determines that any such properties or assets referred to in the preceding clause (1) or (2) is not material to the Company and its Subsidiaries taken as a whole, in each case, owned by the Company or any of its Restricted Subsidiaries.
“Rating Agencies” means Moody’s and S&P.
“Reference Date” means March 11, 2010.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“SEC” means the United States Securities and Exchange Commission.
“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“Senior Debt” means:

(1)	all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

(2)
all other Obligations of such Person (including fees, charges, expenses, reimbursement obligations and other amounts payable in respect thereof and any interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of the preceding clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the notes or any Subsidiary Guarantee.
Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by such Person;

(2)	any intercompany Indebtedness of such Person or any of its Subsidiaries to such Person;

(3)	any trade payables;

(4)	any portion of any Indebtedness which at the time of incurrence is incurred in breach of the indenture; or

(5)	any Capital Stock (other than Disqualified Stock).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof; provided that all Unrestricted Subsidiaries will be excluded from all calculations under Rule 1-02(w) of Regulation S-X.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person; and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) of this definition and related to such Person or (b) the only general partners of which are that Person or one or more entities described in clause (1) of this definition and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.
“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Company and its Restricted Subsidiaries.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company and (ii) each Subsidiary of an Unrestricted Subsidiary, whenever it shall become such a Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company to become an Unrestricted Subsidiary if such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)
is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and would constitute an Investment that the Company could make in compliance with the covenant described above under the caption “— Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness or redemption or similar payment in respect of such Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION
You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•
you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of such new notes in violation of the provisions of the Securities Act of 1933; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act of 1933).
If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.
New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.
Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.
We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER
The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes and, accordingly, the United States federal income tax consequences of holding the new notes are identical to those of holding the old notes. As a result, no gain or loss will be recognized by a holder upon receipt of a new note in exchange for an old note and any such holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.
Persons considering the exchange of old notes for new notes in the exchange offer should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS
The validity of the new notes offered in this exchange offer will be passed upon for us by Fulbright & Jaworski LLP, San Antonio, Texas. Baldwin Haspel Burke & Mayer LLC passed on matters of Louisiana law.
EXPERTS
The consolidated financial statements of Pioneer Energy Services Corp. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Pioneer files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that Pioneer has filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s Website address is www.sec.gov.
This prospectus incorporates by reference the documents listed below that Pioneer has previously filed with the SEC (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K). They contain important information about Pioneer and the financial condition of Pioneer. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

Pioneer SEC Filing (file no. 001-08182)	Period and/or date filed
Annual Report on Form 10-K	Year ended December 31, 2013 (Filed February 13, 2014)
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014 (Filed April 29, 2014) and Quarter ended June 30, 2014 (Filed July 31, 2014)
Definitive Proxy Statement on Schedule 14A	Filed April 9, 2014
Current Reports on Form 8-K	Filed January 8, 2014, March 4, 2014, March 18, 2014, April 1, 2014, May 15, 2014 and May 21, 2014

We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement or prior to the termination of the exchange offer, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished to the SEC pursuant to Item 2.02 of Item 7.01 on any Current Report on Form 8-K (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document.
You can obtain copies of any of these documents without charge by requesting them in writing or by telephone at:
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
Telephone number: (855) 884-0575

ANNEX A:
LETTER OF TRANSMITTAL
TO TENDER
$300,000,000 OUTSTANDING 6.125% SENIOR NOTES DUE 2022
FOR $300,000,000 REGISTERED 6.125% SENIOR NOTES DUE 2022

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS
DATED                     , 2014
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
TIME, ON                 , 2014 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS
EXTENDED BY THE ISSUER.
The Exchange Agent for the Exchange Offer is:
Wells Fargo Bank, N.A.
MAC N9303-121
P.O. Box 1517
Minneapolis, MN 55480

If you wish to exchange old 6.125% Senior Notes due 2022 for an equal aggregate principal amount of new 6.125% Senior Notes due 2022 pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.
We refer you to the Prospectus, dated                     , 2014 (the “Prospectus”), of Pioneer Energy Services Corp. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange its issued and outstanding 6.125% Senior Notes due 2022 (the "old notes") for a like principal amount of its 6.125% Senior Notes due 2022 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.
The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.
BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.
Ladies and Gentlemen:
1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.
2. By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes.
3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.
4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (dated July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.
5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:
(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;
(b) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;
(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and
(d) if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.
You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of March 18, 2014 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors (as defined therein), and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, Attention: Corporate Secretary. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.
6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.
7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.
8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER
1.    Book-Entry Confirmations.
Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.
2.    Partial Tenders.
Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.
3.    Validity of Tenders.
All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.
4.    Waiver of Conditions.
The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.
5.    No Conditional Tender.
No alternative, conditional, irregular or contingent tender of old notes will be accepted.
6.    Request for Assistance or Additional Copies.
Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.    Withdrawal.
Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”
8.    No Guarantee of Late Delivery.
There is no procedure for guarantee of late delivery in the Exchange Offer.
IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.
Until             , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Pioneer Energy Services Corp.
OFFER TO EXCHANGE
$300,000,000 OF 6.125% SENIOR NOTES DUE 2022
FOR
$300,000,000 OF 6.125% SENIOR NOTES DUE 2022
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED

PROSPECTUS

                            , 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Texas Corporations
Pioneer Energy Services Corp. (the “Company”) and Pioneer Drilling Services, Ltd. are incorporated in the state of Texas. The Company’s Restated Articles of Incorporation provide that a director will not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or any act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. Our Amended and Restated Bylaws provide that we will indemnify, and advance expenses to, any executive officer or director to the fullest extent permitted by Texas law.
Sections 8.101 and 8.105 of the Texas Business Organizations Code, as amended, referred to herein as the TBOC, permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.
Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.
Under certain circumstances, a corporation may also advance expenses to any of the above persons. Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.
Under an insurance policy maintained by the Company, the Company’s directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers. The Company has also entered into Indemnification Agreements with its directors and several executive and other officers. A form of the Indemnification Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 8, 2007.
The foregoing discussion of Sections 8.101, 8.105, 8.103, 8.051 and 8.151 of the TBOC and the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement is not intended to be exhaustive and is qualified in their entirety by reference to such statutes, Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement.
Delaware Corporations
Pioneer Production Services, Inc., Pioneer Global Holdings, Inc. and Pioneer Wireline Services Holdings, Inc. are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
The certificates of incorporation of Pioneer Production Services, Inc. and Pioneer Wireline Services Holdings, Inc. provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers. As permitted by the DGCL, the certificates of incorporation provide that directors shall have no personal liability to the respective subsidiary or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the subsidiary or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
Delaware Limited Liability Companies
Pioneer Well Services, LLC, Pioneer Wireline Services, LLC and Pioneer Fishing & Rental Services, LLC are organized under the laws of the State of Delaware. Under the Delaware Limited Liability Company Act, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
Each of the Agreements of Limited Liability Company of these subsidiaries provides that a member or director shall not be liable to such subsidiary for any action or failure to act, including, but not limited to, under any theory of fiduciary duty or obligation, unless such violation or liability is attributable to such member’s or director’s gross negligence or willful misconduct. Furthermore, to the fullest extent permitted by law, the subsidiary shall indemnify and hold harmless any member or director who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of such subsidiary) on behalf of the subsidiary or in furtherance of its interests arising out of the member’s or director’s activities as a member, director, officer, employee, trustee or agent of the subsidiary, against losses, damages or expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with such action, suit or proceeding and for which such member or director has not otherwise been reimbursed by, or on behalf of, the subsidiary (including pursuant to insurance policies of the subsidiary), so long as such member or director did not act in a manner constituting gross negligence or willful misconduct.
Louisiana Limited Liability Companies
Pioneer Coiled Tubing Services, LLC is a limited liability company organized under the laws of the State of Louisiana. Under Section 1315 of the Louisiana Limited Liability Company Act, as codified in Chapter 22 of Title 12 of the Louisiana Revised Statutes, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
The Amended and Restated Operating Agreement, which we refer to as the operating agreement, of Pioneer Coiled Tubing Services, LLC provides that, to the fullest extent permitted under applicable law, neither the sole member, any director nor any officer of Pioneer Coiled Tubing Services, LLC shall be deemed to violate the operating agreement or be liable, responsible or accountable in damages or otherwise to any other member, director or officer or to Pioneer Coiled Tubing Services, LLC for any action or failure to act, including but not limited to, under any theory of fiduciary duty or obligation, unless such violation or liability is attributable to the sole member’s or such officer’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the sole member, each director and each such officer shall, in the performance of his or its duties, be fully protected in relying in good faith upon the records of Pioneer Coiled Tubing Services, LLC and upon information, opinions, reports or statements presented to the sole member, such director or such officer by any other person or entity as to matters the sole member, such director or such officer reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of Pioneer Coiled Tubing Services, LLC. The sole member shall be deemed by the execution of the operating agreement to acknowledge and agree that each officer, in accepting its duties hereunder, disclaims, to the maximum extent permitted under applicable law, any fiduciary duty or obligation it may have to Pioneer Coiled Tubing Services, LLC and the sole member as a result of its acceptance of its duties, responsibilities and obligations thereunder.
Furthermore, the operating agreement provides that, to the fullest extent permitted under applicable law, Pioneer Coiled Tubing Services, LLC shall indemnify and hold harmless any person or entity (an “Indemnified Party”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Pioneer Coiled Tubing Services, LLC) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of Pioneer Coiled Tubing Services, LLC or in furtherance of the interests of Pioneer Coiled Tubing Services, LLC arising out of the Indemnified Party’s activities as a member, director, officer, employee, trustee or agent of Pioneer Coiled Tubing Services, LLC against losses, damages or expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and for which such Indemnified Party has not otherwise been reimbursed, so long as such Indemnified Party did not act in a manner constituting gross negligence or willful misconduct.
Insurance
Under an insurance policy maintained by us, our directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers.

Item 21.    Exhibits and Financial Statement Schedules.
(a)    The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act of 1933 or the Exchange Act as indicated in parentheses:

Exhibit Number		Description

3.1*	-	Restated Articles of Incorporation of Pioneer Energy Services Corp. (Form 8-K dated July 30, 2012 (File No. 1-8182, Exhibit 3.1)).

3.2*	-	Amended and Restated Bylaws of Pioneer Energy Services Corp. (Form 8-K dated July 30, 2012 (File No. 1-8182, Exhibit 3.2)).

3.3*	-	Restated Certificate of Formation Without Further Amendments of Pioneer Drilling Services, Ltd., dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.3)).

3.4*	-	Bylaws of Pioneer Drilling Services, Ltd. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.4)).

3.5*	-	Certificate of Incorporation of Pioneer Production Services, Inc., dated as of February 14, 2008 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.5)).

3.6*	-	Bylaws of Pioneer Production Services, Inc. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.6)).

3.7*	-	Certificate of Incorporation of Pioneer Global Holdings, Inc., dated as of May 16, 2007 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.7)).

3.8*	-	Bylaws of Pioneer Global Holdings, Inc. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.8)).

3.9*	-	Restated Certificate of Formation of Pioneer Well Services, LLC, as amended, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.9)).

3.10*	-	Second Amended and Restated Limited Liability Company Agreement of Pioneer Well Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.10)).

3.11*	-	Restated Certificate of Incorporation of Pioneer Wireline Services Holdings, Inc., dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.11)).

3.12*	-	Amended and Restated Bylaws of Pioneer Wireline Services Holdings, Inc. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.12)).

3.13*	-	Restated Certificate of Formation of Pioneer Wireline Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.13)).

3.14*	-	Third Amended and Restated Limited Liability Company Agreement of Pioneer Wireline Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.14)).

3.15*	-	Restated Certificate of Formation of Pioneer Fishing & Rental Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.15)).

3.16*	-
Second Amended and Restated Limited Liability Company Agreement of Pioneer Fishing & Rental Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.16)).

3.17**	-	Articles of Organization of Pioneer Coiled Tubing Services, LLC

3.18**	-	Certificate of Amendment to the Article of Organization of Pioneer Coiled Tubing Services, LLC

3.19**	-	Amended and Restated Operating Agreement of Pioneer Coiled Tubing Services, LLC

4.1*	-	Form of Certificate representing Common Stock of Pioneer Energy Services Corp. (Form 10-Q dated August 7, 2012 (File No. 1-8182, Exhibit 4.1)).

4.2*	-
Indenture, dated March 11, 2010, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (Form 8-K dated March 12, 2010 (File No. 1-8182, Exhibit 4.1)).

4.3*	-
First Supplemental Indenture, dated November 21, 2011, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (Form 8-K dated November 21, 2011 (File No. 1-8182, Exhibit 4.2)).

4.4*	-
Second Supplemental Indenture, dated October 1, 2012, by and among Pioneer Coiled Tubing Services, LLC, Pioneer Energy Services Corp., the other subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (Form 10-Q dated November 1, 2012 (File No. 1-8182, Exhibit 4.6)).

4.5*	-
Indenture, dated March 18, 2014, by and among Pioneer Energy Services Corp., the subsidiaries named as guarantors therein and Wells Fargo Bank, National Association, as trustee (Form 8-K dated March 18, 2014 (File No. 1-8182, Exhibit 4.1)).

4.6*	-
Registration Rights Agreement, dated March 18, 2014, by and among Pioneer Energy Services, Corp., the subsidiaries named as guarantors therein and the initial purchasers party thereto (Form 8-K dated March 18, 2014 (File No. 1-8182, Exhibit 10.1)).

5.1**	-	Opinion of Fulbright & Jaworski LLP

5.2**	-	Opinion of Baldwin Haspel Burke & Mayer LLC

10.1*	-
Purchase Agreement, dated March 4, 2010, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and the initial purchasers party thereto (Form 8-K dated March 5, 2010 (File No. 1-8182, Exhibit 10.1)).

10.2*	-
Purchase Agreement, dated November 15, 2011, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and the initial purchasers party thereto (Form 8-K dated November 16, 2011 (File No. 1-8182, Exhibit 10.1)).

10.3+*	-	Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (Appendix A of definitive proxy statement on Schedule 14A dated April 9, 2014 (File No. 1-8182)).

10.4+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Stock Option Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.2)).

10.5+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Stock Option Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.3)).

10.6+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Restricted Stock Unit Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.4)).

10.7+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Long-Term Incentive Restricted Stock Unit Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.5)).

10.8+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Non-Employee Director Restricted Stock Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.6)).

10.9+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Long-Term Incentive Cash Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.7)).

10.10+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Long-Term Incentive Cash Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.8)).

10.11+*	-	Pioneer Drilling Company Amended and Restated Key Executive Severance Plan (Form 10-Q for the dated August 5, 2008 (File No. 1-8182, Exhibit 10.4)).

10.12+*	-	Pioneer Drilling Company 2003 Stock Plan (Form S-8 dated November 18, 2003 (File No. 333-110569, Exhibit 4.4)).

10.13+*	-	Pioneer Drilling Company Amended and Restated 2007 Incentive Plan (Form 10-Q dated November 3, 2011 (File No. 1-8182, Exhibit 10.1)).

10.14+*	-	Pioneer Drilling Company Form of Indemnification Agreement (Form 8-K dated August 8, 2007 (File No. 1-8182, Exhibit 10.1)).

10.15+*	-	Pioneer Drilling Company Employee Relocation Policy Executive Officers – Package A (Form 8-K dated August 8, 2007 (File No. 1-8182, Exhibit 10.3)).

10.16*	-
Amended and Restated Credit Agreement, dated as of June 30, 2011 among Pioneer Drilling Company, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender (Form 8-K dated July 5, 2011 (File No. 1-8182, Exhibit 10.1)).

10.17*	-
First Amendment dated as of March 3, 2014, by and among Pioneer Energy Services Corp. (f/k/a Pioneer Drilling Company), a Texas corporation, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders (Form 8-K dated March 4, 2014 (File No. 1-8182, Exhibit 4.1)).

10.18+*	-	Employment Letter, effective March 1, 2008, from Pioneer Drilling Company to Joseph B. Eustace (Form 8-K dated March 5, 2008 (File No. 1-8182, Exhibit 10.1)).

10.19+*	-
Confidentiality and Non-Competition Agreement, dated February 29, 2008, by and between Pioneer Drilling Company, Pioneer Production Services, Inc. and Joe Eustace (Form 8-K dated March 5, 2008 (File No. 1-8182, Exhibit 10.2)).

10.20+*	-	Employment Letter, effective January 7, 2009, from Pioneer Drilling Company to Lorne E. Phillips (Form 8-K dated January 14, 2009 (File No. 1-8182, Exhibit 10.1)).

10.21+*	-	Pioneer Energy Services Corp. Nonqualified Retirement Savings and Investment Plan (Form 8-K dated January 30, 2013 (File No. 1-8182, Exhibit 10.1)).

10.22+*	-	Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (Appendix A of definitive proxy statement on Schedule 14A dated April 12, 2013 (File No. 1-8182)).

10.23+*	-	Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (Appendix A of definitive proxy statement on Schedule 14A dated April 9, 2014 (File No. 1-8182)).

12.1**	-	Computation of ratio of earnings to fixed charges.

21.1*	-	Subsidiaries of Pioneer Energy Services Corp. (Form 10-K dated February 13, 2014 (File No. 1-8182, Exhibit 21.1)).

23.1**	-	Consent of Independent Registered Public Accounting Firm.

23.2**	-	Consent of Fulbright & Jaworski LLP (included in Exhibit 5.1).

23.3**	-	Consent of Baldwin Haspel Burke & Mayer LLC (included in Exhibit 5.2).

24.1**	-	Powers of Attorney (included on signature pages).

25.1**	-	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of Wells Fargo, N.A. to act as Trustee under the Indenture.

*    Incorporated by reference to the filing indicated.
**    Filed herewith.
+    Management contract or compensatory plan or arrangement.

Item 22.    Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Each registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

Pioneer Energy Services Corp.

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips
/S/ Dean A. Burkhardt	Director	August 28, 2014
Dean A. Burkhardt
/S/ C. John Thompson	Director	August 28, 2014
C. John Thompson
/S/ John Michael Rauh	Director	August 28, 2014
John Michael Rauh
/S/ Scott D. Urban	Director	August 28, 2014
Scott D. Urban

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER DRILLING SERVICES, LTD.

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips
/S/ Franklin C. West	Director	August 28, 2014
Franklin C. West

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER PRODUCTION SERVICES, INC.

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER GLOBAL HOLDINGS, INC.

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER WELL SERVICES, LLC

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER WIRELINE SERVICES HOLDINGS, INC.

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER WIRELINE SERVICES, LLC

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER FISHING & RENTAL SERVICES, LLC

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 28, 2014.

PIONEER COILED TUBING SERVICES, LLC

By:	/S/ Lorne E. Phillips
Lorne E. Phillips Executive Vice President, Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carlos R. Peña and Lorne E. Phillips, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014
Wm. Stacy Locke
/S/ Lorne E. Phillips	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 28, 2014
Lorne E. Phillips

Index to Exhibits

Exhibit Number		Description

3.1*	-	Restated Articles of Incorporation of Pioneer Energy Services Corp. (Form 8-K dated July 30, 2012 (File No. 1-8182, Exhibit 3.1)).

3.2*	-	Amended and Restated Bylaws of Pioneer Energy Services Corp. (Form 8-K dated July 30, 2012 (File No. 1-8182, Exhibit 3.2)).

3.3*	-	Restated Certificate of Formation Without Further Amendments of Pioneer Drilling Services, Ltd., dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.3)).

3.4*	-	Bylaws of Pioneer Drilling Services, Ltd. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.4)).

3.5*	-	Certificate of Incorporation of Pioneer Production Services, Inc., dated as of February 14, 2008 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.5)).

3.6*	-	Bylaws of Pioneer Production Services, Inc. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.6)).

3.7*	-	Certificate of Incorporation of Pioneer Global Holdings, Inc., dated as of May 16, 2007 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.7)).

3.8*	-	Bylaws of Pioneer Global Holdings, Inc. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.8)).

3.9*	-	Restated Certificate of Formation of Pioneer Well Services, LLC, as amended, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.9)).

3.10*	-	Second Amended and Restated Limited Liability Company Agreement of Pioneer Well Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.10)).

3.11*	-	Restated Certificate of Incorporation of Pioneer Wireline Services Holdings, Inc., dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.11)).

3.12*	-	Amended and Restated Bylaws of Pioneer Wireline Services Holdings, Inc. (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.12)).

3.13*	-	Restated Certificate of Formation of Pioneer Wireline Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.13)).

3.14*	-	Third Amended and Restated Limited Liability Company Agreement of Pioneer Wireline Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.14)).

3.15*	-	Restated Certificate of Formation of Pioneer Fishing & Rental Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.15)).

3.16*	-
Second Amended and Restated Limited Liability Company Agreement of Pioneer Fishing & Rental Services, LLC, dated as of August 4, 2010 (Form S-4 filed August 10, 2010 (Reg. No. 333-168728, Exhibit 3.16)).

3.17**	-	Articles of Organization of Pioneer Coiled Tubing Services, LLC

3.18**	-	Certificate of Amendment to the Article of Organization of Pioneer Coiled Tubing Services, LLC

3.19**	-	Amended and Restated Operating Agreement of Pioneer Coiled Tubing Services, LLC

4.1*	-	Form of Certificate representing Common Stock of Pioneer Energy Services Corp. (Form 10-Q dated August 7, 2012 (File No. 1-8182, Exhibit 4.1)).

4.2*	-
Indenture, dated March 11, 2010, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (Form 8-K dated March 12, 2010 (File No. 1-8182, Exhibit 4.1)).

4.3*	-
First Supplemental Indenture, dated November 21, 2011, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (Form 8-K dated November 21, 2011 (File No. 1-8182, Exhibit 4.2)).

4.4*	-
Second Supplemental Indenture, dated October 1, 2012, by and among Pioneer Coiled Tubing Services, LLC, Pioneer Energy Services Corp., the other subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (Form 10-Q dated November 1, 2012 (File No. 1-8182, Exhibit 4.6)).

4.5*	-
Indenture, dated March 18, 2014, by and among Pioneer Energy Services Corp., the subsidiaries named as guarantors therein and Wells Fargo Bank, National Association, as trustee (Form 8-K dated March 18, 2014 (File No. 1-8182, Exhibit 4.1)).

4.6*	-
Registration Rights Agreement, dated March 18, 2014, by and among Pioneer Energy Services, Corp., the subsidiaries named as guarantors therein and the initial purchasers party thereto (Form 8-K dated March 18, 2014 (File No. 1-8182, Exhibit 10.1)).

5.1**	-	Opinion of Fulbright & Jaworski LLP

5.2**	-	Opinion of Baldwin Haspel Burke & Mayer LLC

10.1*	-
Purchase Agreement, dated March 4, 2010, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and the initial purchasers party thereto (Form 8-K dated March 5, 2010 (File No. 1-8182, Exhibit 10.1)).

10.2*	-
Purchase Agreement, dated November 15, 2011, by and among Pioneer Drilling Company, the subsidiary guarantors party thereto and the initial purchasers party thereto (Form 8-K dated November 16, 2011 (File No. 1-8182, Exhibit 10.1)).

10.3+*	-	Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (Appendix A of definitive proxy statement on Schedule 14A dated April 9, 2014 (File No. 1-8182)).

10.4+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Stock Option Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.2)).

10.5+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Stock Option Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.3)).

10.6+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Restricted Stock Unit Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.4)).

10.7+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Long-Term Incentive Restricted Stock Unit Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.5)).

10.8+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Non-Employee Director Restricted Stock Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.6)).

10.9+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Long-Term Incentive Cash Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.7)).

10.10+*	-	Pioneer Energy Services Corp. 2007 Incentive Plan Form of Long-Term Incentive Cash Award Agreement (Form 10-Q dated July 31, 2014 (File No. 1-8182, Exhibit 10.8)).

10.11+*	-	Pioneer Drilling Company Amended and Restated Key Executive Severance Plan (Form 10-Q for the dated August 5, 2008 (File No. 1-8182, Exhibit 10.4)).

10.12+*	-	Pioneer Drilling Company 2003 Stock Plan (Form S-8 dated November 18, 2003 (File No. 333-110569, Exhibit 4.4)).

10.13+*	-	Pioneer Drilling Company Amended and Restated 2007 Incentive Plan (Form 10-Q dated November 3, 2011 (File No. 1-8182, Exhibit 10.1)).

10.14+*	-	Pioneer Drilling Company Form of Indemnification Agreement (Form 8-K dated August 8, 2007 (File No. 1-8182, Exhibit 10.1)).

10.15+*	-	Pioneer Drilling Company Employee Relocation Policy Executive Officers – Package A (Form 8-K dated August 8, 2007 (File No. 1-8182, Exhibit 10.3)).

10.16*	-
Amended and Restated Credit Agreement, dated as of June 30, 2011 among Pioneer Drilling Company, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender (Form 8-K dated July 5, 2011 (File No. 1-8182, Exhibit 10.1)).

10.17*	-
First Amendment dated as of March 3, 2014, by and among Pioneer Energy Services Corp. (f/k/a Pioneer Drilling Company), a Texas corporation, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent for the lenders (Form 8-K dated March 4, 2014 (File No. 1-8182, Exhibit 4.1)).

10.18+*	-	Employment Letter, effective March 1, 2008, from Pioneer Drilling Company to Joseph B. Eustace (Form 8-K dated March 5, 2008 (File No. 1-8182, Exhibit 10.1)).

10.19+*	-
Confidentiality and Non-Competition Agreement, dated February 29, 2008, by and between Pioneer Drilling Company, Pioneer Production Services, Inc. and Joe Eustace (Form 8-K dated March 5, 2008 (File No. 1-8182, Exhibit 10.2)).

10.20+*	-	Employment Letter, effective January 7, 2009, from Pioneer Drilling Company to Lorne E. Phillips (Form 8-K dated January 14, 2009 (File No. 1-8182, Exhibit 10.1)).

10.21+*	-	Pioneer Energy Services Corp. Nonqualified Retirement Savings and Investment Plan (Form 8-K dated January 30, 2013 (File No. 1-8182, Exhibit 10.1)).

10.22+*	-	Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (Appendix A of definitive proxy statement on Schedule 14A dated April 12, 2013 (File No. 1-8182)).

10.23+*	-	Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (Appendix A of definitive proxy statement on Schedule 14A dated April 9, 2014 (File No. 1-8182)).

12.1**	-	Computation of ratio of earnings to fixed charges.

21.1*	-	Subsidiaries of Pioneer Energy Services Corp. (Form 10-K dated February 13, 2014 (File No. 1-8182, Exhibit 21.1)).

23.1**	-	Consent of Independent Registered Public Accounting Firm.

23.2**	-	Consent of Fulbright & Jaworski LLP (included in Exhibit 5.1).

23.3**	-	Consent of Baldwin Haspel Burke & Mayer LLC (included in Exhibit 5.2).

24.1**	-	Powers of Attorney (included on signature pages).

25.1**	-	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of Wells Fargo, N.A. to act as Trustee under the Indenture.

*    Incorporated by reference to the filing indicated.
**    Filed herewith.
+    Management contract or compensatory plan or arrangement.